Exhibit 10.1

AMENDED and restated LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of the Effective Date among (a) SILICON VALLEY BANK, a California corporation (“SVB”), in its capacity as administrative agent and collateral agent (“Agent”), (b) SILICON VALLEY BANK, a California corporation, as a lender, (c) SVB Innovation Credit Fund VIII, L.P., a Delaware limited partnership (“Innovation”), as a lender (SVB and Innovation and each of the other lenders from time to time a party hereto collectively the “Lenders” and each individually a “Lender”), and (d) the Borrower listed on Schedule I hereto.

A.       SVB and Borrower have previously entered into that certain Loan and Security Agreement dated as of February 26, 2021, as amended by that certain First Loan Modification Agreement dated as of August 26, 2021 (as amended, the “Prior Loan Agreement”).

B.        Agent, the Lenders and Borrower have agreed to amend and restate, and replace, the Prior Loan Agreement in its entirety. Agent, the Lenders and Borrower hereby agree that the Prior Loan Agreement is amended and restated in its entirety as follows:

1                   LOAN AND TERMS OF PAYMENT

1.1                Term Loan.

(a)                Availability. Subject to the terms and conditions of this Agreement, during the Term A Loan Draw Period, upon Borrower’s request, the Lenders, severally and not jointly, shall make term loan advances in an aggregate original principal amount not exceeding the Term A Loan Availability Amount, according to each Lender’s Term A Loan Commitment as set forth on Schedule II hereto (each such advance is referred to herein as a “Term A Loan Advance” and, collectively, as the “Term A Loan Advances”); provided that Borrower shall request on the Effective Date and the Lenders, severally and not jointly, shall make one (1) term loan advance, on or about the Effective Date, in an original principal amount equal to at least $20,000,000.00 according to each Lender’s Term A Loan Commitment as set forth on Schedule II hereto (such advance is referred to herein as the “Initial Term A Loan Advance”). Borrower shall use the proceeds of the Initial Term A Loan Advance to pay in full all obligations and liabilities outstanding to SVB with respect to the Term Loan Advances (as defined in the Prior Loan Agreement) (including, without limitation, all principal and interest thereon and the accrued portion of the Final Payment (as defined in the Prior Loan Agreement) in the amount of $154,797.73 but excluding the unaccrued portion of the Final Payment (as defined in the Loan Agreement) in the amount of $185,101.14 and excluding any Prepayment Fee (as defined in the Prior Loan Agreement) that might otherwise apply), and Borrower hereby authorizes SVB to apply the proceeds of the Initial Term A Loan Advance (internally, without providing such funds to Borrower) to pay in full such obligations and liabilities. Subject to the terms and conditions of this Agreement, Borrower shall request on the date on which the Second Tranche Availability Event occurs and the Lenders, severally and not jointly, shall make one (1) term loan advance on or about the date on which the Second Tranche Availability Event occurs, in an original principal amount equal to the Term B Loan Availability Amount according to each Lender’s Term B Loan Commitment as set forth on Schedule II hereto (such advance is referred to herein as the “Term B Loan Advance”). Subject to the terms and conditions of this Agreement, during the Term C Loan Draw Period, upon Borrower’s request, the Lenders, severally and not jointly, shall make one (1) term loan advance in an original principal amount equal to the Term C Loan Availability Amount according to each Lender’s Term C Loan Commitment as set forth on Schedule II hereto (such advance is referred to herein as the “Term C Loan Advance”). The Term A Loan Advances, the Term B Loan Advance, and the Term C Loan Advance are referred to herein as a “Term Loan Advance” and, collectively, as the “Term Loan Advances”. Borrower may request the Term Loan Advances as set forth on Schedule I hereto. The borrowing of the Term Loan Advances shall be made according to the respective Term Loan Commitment Percentages of the Lenders.

(b)                Repayment. Borrower shall repay each Term Loan Advance as set forth in Schedule I hereto. All outstanding principal and accrued and unpaid interest under the Term Loan Advances, and all other outstanding Obligations with respect to the Term Loan Advances, are due and payable in full on the Term Loan Maturity Date. All payments will be made to Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares.

(c)                 Permitted Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Term Loan Advances, provided Borrower (i) delivers written notice to Agent of its election to prepay the Term Loan Advances at least ten (10) days prior to such prepayment, and (ii) pays to Agent, on the date of such prepayment, for the account of the Lenders in accordance with their respective Pro Rata Shares, an amount equal to the sum of (A) the outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advances, (B) the Final Payment, (C) the Prepayment Fee, and (D) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advances, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

(d)                Mandatory Prepayment Upon an Acceleration. If the Term Loan Advances are accelerated by Agent following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advances, (ii) the Final Payment, (iii) the Prepayment Fee, and (iv) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advances, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

1.2                Payment of Interest on the Credit Extensions.

(a)                 Interest Payments. Interest on the principal amount of each Term Loan Advance is payable as set forth on Schedule I hereto.

(b)                Interest Rate.

(i)                 Term Loan Advances. Subject to Section 1.2(c), the outstanding principal amount of the Term Loan Advances shall accrue interest as set forth on Schedule I hereto.

(ii)                All-In Rate. Notwithstanding any terms in this Agreement to the contrary, if at any time the interest rate applicable to any Obligations is less than zero percent (0.0%), such interest rate shall be deemed to be zero percent (0.0%) for all purposes of this Agreement.

(c)                 Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, the outstanding Obligations shall bear interest at a rate per annum which is four percent (4.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Lenders’ Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 1.2(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Lender.

(d)                Adjustment to Interest Rate. Each change in the interest rate applicable to any amounts payable under the Loan Documents based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of such change.

(e)                 Interest Computation. Interest shall be computed as set forth on Schedule I hereto. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

1.3                Fees. Borrower shall pay:

(a)                 Final Payment. The Final Payment, when due hereunder, which shall be fully earned and non-refundable as of such date paid to Agent for (except as set forth in the definition of Final Payment) the ratable benefit of the Lenders;

(b)                Prepayment Fee. The Prepayment Fee, when due hereunder, which shall be (i) fully earned and non-refundable as of such date and (ii) payable to Agent, for the ratable benefit of each Lender with a Term Loan Commitment; and

(c)                 Lenders’ Expenses. All Lenders’ Expenses incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Agent).

Unless otherwise provided in this Agreement or in a separate writing by Agent, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Agent or any Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of any Lender’s obligation to make loans and advances hereunder. Agent may deduct amounts owing by Borrower under the clauses of this Section 1.3 pursuant to the terms of Section 1.4(e). Agent shall provide Borrower written notice of deductions made pursuant to the terms of the clauses of this Section 1.3.

1.4                Payments; Pro Rata Treatment; Application of Payments; Debit of Accounts.

(a)                 All payments (including prepayments) to be made by Borrower to Agent or to Lenders under any Loan Document shall be made to Agent to Agent’s own account or for the account of Lenders, as applicable, in immediately available funds in Dollars, without setoff, counterclaim, or deduction before 2:00 p.m. Eastern time on the date when due. Payments of principal and/or interest received after 2:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)                If Agent receives any payment for the account of Lenders on or prior to 2:00 p.m. Eastern time on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Agent receives any payment for the account of Lenders after 2:00 p.m. Eastern time on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.

(c)                 Except as otherwise provided herein, each payment (including each prepayment) by Borrower on account of principal or interest on the Term Loan Advances shall be applied according to each Lender’s Pro Rata Share of the outstanding principal amount of the Term Loan Advances.

(d)                Except as otherwise set forth herein, Agent has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Agent shall allocate or apply any payments required to be made by Borrower to Agent or otherwise received by Agent or any Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(e)                 Agent may debit any of Borrower’s deposit accounts maintained with SVB, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Agent or any Lender when due under the Loan Documents. Agent shall promptly notify Borrower when it debits Borrower’s accounts for any payments other than payments on account of principal or interest, provided that any failure to provide such notice by Agent shall not be deemed a breach of this Agreement and shall not result in any liability to Agent. These debits shall not constitute a set-off.

(f)                  Unless Agent shall have been notified in writing by Borrower prior to the date of any payment due to be made by Borrower hereunder that Borrower will not make such payment to Agent, Agent may assume that Borrower is making such payment, and Agent may, but shall not be required to, in reliance upon such assumption, make available to Lenders their respective Pro Rata Share of a corresponding payment amount. If such payment is not made to Agent by Borrower within three (3) Business Days after such due date, Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of Agent or any Lender against Borrower.

(g)                The obligations of Lenders hereunder to make the Term Loan Advances and to make payments pursuant to Section 9.9 are several and not joint. The failure of any Lender to make the Term Loan Advances, fund such participation or make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to make the Term Loan Advances, fund such participation or make any such payment under Section 9.9.

(h)                If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loan Advances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loan Advances, as the case may be, and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loan Advances, as the case may be, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loan Advances; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Commitments to any assignee or participant, other than to Borrower. Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

1.5                Change in Circumstances.

(a)                 Increased Costs. If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender, (ii) subject any Lender or Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitment, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Credit Extensions made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender or Agent, as applicable, of making, converting to, continuing or maintaining any Credit Extension (or of maintaining its obligation to make any such Credit Extension), or to reduce the amount of any sum received or receivable by such Lender or Agent, as applicable, hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or Agent, as applicable, Borrower shall promptly pay to Agent or such Lender, as applicable, such additional amount or amounts as will compensate such Lender or Agent, as applicable, for such additional costs incurred or reduction suffered.

(b)                Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending of such Lender or such Lender’s holding company regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such ’Lender’s capital as a consequence of this Agreement, any term loan facility, or the Credit Extensions made by such Lender to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration such ’Lender’s or its holding company’s policies with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender, Borrower shall promptly pay to such Lender or such Lender’s holding company such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                 Certificates for Reimbursement. A certificate of a Lender or Agent setting forth the amount or amounts necessary to compensate such Lender or Agent or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section and delivered to Borrower, shall be conclusive manifest error. Borrower shall pay such Lender or Agent, as applicable, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 1.5 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate such Lender pursuant to subsection (a) for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period shall be extended to include the period of retroactive effect).

1.6                Taxes.

(a)                 Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then (i) Borrower shall be entitled to make such deduction or withholding, (ii) Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 1.6) each affected Lender or Agent, as applicable, receive an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)                 Tax Indemnification. Without limiting the provisions of subsections (a) and (b) above, Borrower shall, and does hereby, indemnify Agent and Lenders, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 1.6) payable or paid by the Lenders or Agent or required to be withheld or deducted from a payment to Lenders or Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent) or by Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)                Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 1.6, Borrower shall deliver to Agent a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)                 Status of Lender. If any Lender (including any assignee or successor) is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document, it shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, each Lender shall deliver to Borrower and Agent whichever of IRS Form W-9, IRS Form W-8BEN-E, IRS Form W-8ECI or W-8IMY is applicable, as well as any applicable supporting documentation or certifications.

1.7                [Intentionally Omitted].

1.8                Procedures for Borrowing.

(a)                 Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan Advance set forth in this Agreement (which must be satisfied no later than 12:00 p.m. Eastern time on the applicable Funding Date), to obtain a Term Loan Advance, Borrower shall notify Agent (which notice shall be irrevocable) by 12:00 p.m. Eastern time at least two (2) Business Days prior to the Funding Date of the applicable Term Loan Advance. Such notice shall be made by electronic mail and, together with any such notification, Borrower shall deliver to Agent by electronic mail a completed Disbursement Letter (and Loan Advance Request Form) executed by an Authorized Signer and such other reports and information as Agent may reasonably request. Agent shall have received satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request the Term Loan Advances (which requirement may be deemed satisfied by the prior delivery of Borrowing Resolutions or a secretary’s certificate that certifies as to such Board approval).

(b)                In determining compliance with any condition hereunder to the making of a Credit Extension that, by its terms, must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension. Unless Agent shall have been notified in writing by any Lender prior to the date of any Credit Extension, that such Lender will not make the amount that would constitute its share of such borrowing available to Agent, Agent may assume that such Lender is making such amount available to Agent, and Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not made available to Agent by the required time on the Funding Date therefor, such Lender shall pay to Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate or (ii) a rate determined by Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to Agent. If such Lender’s share of such Credit Extension is not made available to Agent by such Lender within three (3) Business Days after such Funding Date, Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Term Loan Advances, on demand, from Borrower.

(c)                 Agent shall credit proceeds of a Credit Extension to the Designated Deposit Account. Any Lender may make the Term Loan Advances under this Agreement based on instructions from an Authorized Signer or without instructions if the Term Loan Advances are necessary to meet Obligations which have become due.

2                   CONDITIONS OF CREDIT EXTENSIONS

2.1                Conditions Precedent to Initial Credit Extension. Each Lender’s obligation to make the initial Credit Extension hereunder is subject to the condition precedent that Agent shall have received, in form and substance reasonably satisfactory to Agent and the Lenders, such documents, and completion of such other matters, as Agent or any Lender may reasonably request, including, without limitation:

(a)                 duly executed Loan Documents;

(b)                duly executed Closing Warrant for each Lender and/or its designee;

(c)                 the Operating Documents of Borrower and (i) a long-form good standing certificate of each Borrower certified by the Secretary of State of the State of Delaware and (ii) a good standing certificate of each Borrower certified by the Secretary of State of North Carolina, in each case as of a date no earlier than 30 days prior to the Effective Date;

(d)                certificate duly executed by a Responsible Officer or secretary of each Borrower with respect to such Borrower’s (i) Operating Documents and (ii) Borrowing Resolutions;

(e)                 certified copies, dated as of a recent date, of searches for financing statements filed in the central filing office of the State of Delaware, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f)                  duly executed Perfection Certificate of each Borrower;

(g)                a legal opinion (authority and enforceability) of Borrower’s counsel dated as of the Effective Date;

(h)                evidence satisfactory to Agent that the insurance policies and endorsements required by Section 5.6 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Agent; and

(i)                  payment of the Lenders’ Expenses then due as specified in Section 1.3 hereof.

2.2                Conditions Precedent to all Credit Extensions. Each Lender’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)                 timely receipt by the Lenders of (i) an executed Disbursement Letter and (ii) an executed Loan Advance Request Form and any materials and documents required by and in accordance with Section 1.8;

(b)                the representations and warranties in this Agreement shall be true and correct in all material respects on the date of the Disbursement Letter (and the Loan Advance Request Form) and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date; and

(c)                 a Material Adverse Change shall not have occurred and be continuing.

2.3                Covenant to Deliver. Borrower shall deliver to Agent each item required to be delivered to Agent and each Lender under this Agreement as a condition precedent to any Credit Extension. A Credit Extension made prior to the receipt by Agent of any such item shall not constitute a waiver by Agent or Lenders of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in each Lender’s sole discretion.

3                   CREATION OF SECURITY INTEREST

3.1                Grant of Security Interest.

(a)                 Borrower hereby grants Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. For clarity, any reference to “Agent’s Lien” or any granting of Collateral to Agent in this Agreement or any Loan Document means the Lien granted to Agent for the ratable benefit of the Lenders.

(b)                Borrower acknowledges that it previously has entered, or may in the future enter, into Bank Services Agreements with SVB. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes SVB thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower, Lenders, Agent and SVB to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien granted in this Agreement).

3.2                Authorization to File Financing Statements. Borrower hereby authorizes Agent, on behalf of the Lenders, to file financing statements, without notice to Borrower, with all jurisdictions deemed necessary or appropriate by Agent to perfect or protect Agent’s and Lenders’ interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Agent under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect.

3.3                Termination. If this Agreement is terminated, Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to make Credit Extensions has terminated, Agent shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (a) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (b) this Agreement is terminated, Agent shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Agent in its sole discretion for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Agent cash collateral in an amount equal to at least (x) 105.0% of the face amount of all such Letters of Credit denominated in Dollars and (y) 110.0% of the Dollar Equivalent of the face amount of all such Letters of Credit denominated in a Foreign Currency, plus, in each case, all interest, fees, and costs due or estimated by Agent in its commercially reasonable discretion to become due in connection therewith, to secure all of the Obligations relating to such Letters of Credit.

4                   REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

4.1                Due Organization, Authorization; Power and Authority.

(a)                 Borrower and each of its Subsidiaries are each duly existing and in good standing as a Registered Organization in their respective jurisdiction of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their respective business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business or operations.

(b)                All information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is true and correct in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date, whether through the delivery of a new Perfection Certificate, delivery of a Compliance Statement, or written notices permitted by one or more specific provisions in this Agreement to be delivered to Agent and the Lenders, and the Perfection Certificate shall be deemed to be updated to the extent such new Perfection Certificate, Compliance Statement or notice is provided to Agent and the Lenders).

(c)                 The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s or any such Subsidiary’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Applicable Law, (iii) contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower or any of its Subsidiaries is bound. Neither Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s or any of its Subsidiary’s business or operations.

4.2                Collateral.

(a)                 The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien granted in this Agreement). Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under this Agreement and other Loan Documents, free and clear of any and all Liens except Permitted Liens.

(b)                Borrower has no Collateral Accounts at or with any bank or financial institution other than SVB or SVB’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Agent in connection herewith and which Borrower has given Agent notice and has taken such actions as are necessary to give Agent, for the ratable benefit of the Lenders, a perfected security interest therein, to the extent required pursuant to the terms of Section 5.7(c). The Accounts are bona fide, existing obligations of the Account Debtors.

(c)                 The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 6.2. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 6.2.

(d)                All Inventory is in all material respects of good and marketable quality, free from material defects, subject to returns and allowances consistent with Borrower’s customary practices as they exist at the Effective Date.

(e)                 Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (i) non-exclusive licenses granted to its customers in the ordinary course of business, (i) over-the-counter software that is commercially available to the public, and (iii) material Intellectual Property licensed to Borrower and noted on a Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, except as noted in a Perfection Certificate delivered prior to the Effective Date, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

(f)                  Except as noted on the Perfection Certificate or for which notice has been given to Agent pursuant to and in accordance with Section 5.8(b), Borrower is not a party to, nor is it bound by, any Restricted License.

4.3                Litigation. Other than as set forth in the Perfection Certificate or as disclosed to Agent pursuant to Section 5.3(h), there are no actions, investigations or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, $500,000.00, not covered by independent third party insurance as to which liability has been accepted by the carrier providing such insurance.

4.4                Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Agent by submission to the Financial Statement Repository or otherwise submitted to Agent fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the dates thereof and for the periods covered thereby, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnote disclosures. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to the Financial Statement Repository or otherwise submitted to Agent.

4.5                Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower and each of its Subsidiaries are able to pay their debts (including trade debts) as they mature.

4.6                Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries (a) have complied in all material respects with all Applicable Law, and (b) have not violated any Applicable Law the violation of which would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower and each of its Subsidiaries have duly complied with, and their respective facilities, business, assets, property, leaseholds, real property and Equipment are in compliance with, Environmental Laws, except where the failure to do so would not reasonably be expected to have a material adverse effect on Borrower’s business or operations; there have been no outstanding citations, notices or orders of non-compliance issued to Borrower or any of its Subsidiaries or relating to their respective facilities, businesses, assets, property, leaseholds, real property or Equipment under such Environmental Laws, except where the same would not reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except where the failure to obtain or make or file the same would not reasonably be expected to have a material adverse effect on Borrower’s business or operations.

4.7                Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

4.8                Tax Returns and Payments; Pension Contributions.

(a)                 Borrower and each of its Subsidiaries have timely filed, or submitted extensions for, all required tax returns and reports, and Borrower and each of its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed $125,000.00. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s or any of its Subsidiary’s prior tax years which could reasonably be expected to result in additional taxes becoming due and payable by Borrower or any of its Subsidiaries in excess of $125,000.00 in the aggregate.

(b)                Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

4.9                Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any written report, certificate or statement submitted to the Financial Statement Repository or otherwise submitted to Agent or any Lender in connection with the Loan Documents, or the transactions contemplated thereby, as of the date such representation, warranty, or other statement was made, taken together with all such written reports, certificates and statements submitted to the Financial Statement Repository or otherwise submitted to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the reports, certificates or written statements not misleading in light of the circumstances under which they were made (it being recognized by Agent and each Lender that the projections and forecasts provided by Borrower or any of its Subsidiaries in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

4.10             Sanctions. Neither Borrower nor any of its Subsidiaries is: (a) in violation of any Sanctions; or (b) a Sanctioned Person. Neither Borrower nor any of its Subsidiaries, directors, or officers, or, to the knowledge of Borrower, any of its employees, agents or Affiliates: (i) conducts any business or engages in any transaction or dealing with any Sanctioned Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any Sanctions; (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Sanctions; or (iv) otherwise engages in any transaction that could cause Agent or any Lender to violate any Sanctions.

4.11             Healthcare Permits. (a) Borrower and each of its Subsidiaries have obtained all Healthcare Permits and other rights from, and have made all declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in the management and/or operation of their respective businesses as presently conducted; (b) each such Healthcare Permit is valid and in full force and effect, and Borrower and each of its Subsidiaries are in compliance with the terms and conditions of all such Healthcare Permits; and (c) neither Borrower nor any of its Subsidiaries has received notice from any Governmental Authority with respect to the revocation, suspension, restriction, limitation or termination of any Healthcare Permit nor, to the knowledge of Borrower or any of its Subsidiaries, is any such action proposed or threatened in writing.

4.12             Compliance with Healthcare Laws.

(a)                 Borrower is in compliance with all applicable Healthcare Laws. Without limiting the generality of the foregoing, Borrower has not received written notice by a governmental authority of any violation (or of any investigation, audit, or other proceeding involving allegations of any violation) of any Healthcare Laws, and no investigation, inspection, audit or other proceeding involving allegations of any violation is, to the knowledge of Borrower, threatened in writing or contemplated.

(b)                To the knowledge of Borrower, Borrower is not in default or violation of any law which is applicable to Borrower or its respective assets or the conduct of its respective businesses and Borrower has not been debarred or excluded from participation under a state or federal health care program, including any state or federal workers compensation program.

(c)                 Borrower is not a party to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any governmental authority.

5                     AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

5.1                Use of Proceeds. Cause the proceeds of the Credit Extensions to be used solely (a) as working capital or (b) to fund its general business purposes, and not for personal, family, household or agricultural purposes.

5.2                Government Compliance.

(a)                 Maintain its and all of its Subsidiaries’ legal existence (except as permitted under Section 6.3 with respect to Subsidiaries only) and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b)                Obtain all of the Governmental Approvals necessary for the performance by Borrower and each of its Subsidiaries of their obligations under the Loan Documents to which it is a party, including any grant of a security interest to Agent, for the benefit of the Lenders. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Agent.

(c)                 Cause the operations and property of Borrower, each of its Subsidiaries to comply with all applicable Healthcare Laws. Without limiting the foregoing, the operations and property of Borrower and each of its Subsidiaries shall comply with HIPAA in all material respects. Borrower established and maintains a corporate compliance program that (i) addresses the material Requirements of Law, including all applicable Healthcare Laws, of Governmental Authorities having jurisdiction over its business and operations, and (ii) has been structured to account for the guidance issued by the U.S. Department of Health and Human Services regarding characteristics of effective corporate compliance programs. As of the Effective Date, Borrower has delivered to Agent an accurate and complete copy of each material report, study, survey or other document of which Borrower has knowledge that addresses or otherwise relates to the compliance by Borrower and each of its Subsidiaries, with applicable Healthcare Laws.

5.3                Financial Statements, Reports. Deliver to Agent by submitting to the Financial Statement Repository, for Agent’s distribution to each Lender:

(a)                 Monthly Financial Statements. As soon as available, but no later than 30 days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month and in a form reasonably acceptable to Agent;

(b)                Compliance Statement. Within (i) 30 days after the last day of each calendar quarter ending prior to the Funding Date of the Term B Loan Advance and (ii) 30 days after the last day of each month ending on or after the Funding Date of the Term B Loan Advance, and together with the statements set forth in Section 5.3(a), a completed Compliance Statement, confirming that as of the end of such quarter or month, as applicable, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Agent or any Lender may reasonably request;

(c)                 Annual Operating Budget and Financial Projections As soon as available, and no later than 60 days after the end of each fiscal year of Borrower, and within ten (10) days of any updates or amendments thereto, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the current fiscal year of Borrower, and (ii) annual financial projections for the current fiscal year (on a quarterly basis), in each case as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections;

(d)                10-K/10-Q. As soon as available, and in any event no later than (i) 45 days after the end of the first three (3) fiscal quarters in each fiscal year of Borrower, Borrower’s 10-Q report and (ii) 90 days after the last day of each fiscal year of Borrower, Borrower’s 10-K report, together with an unqualified opinion on such 10-K from an independent certified public accounting firm reasonably acceptable to Agent;

(e)                 SEC Filings. Within five (5) days of filing, notification of the filing and copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any of its Subsidiaries or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower or any of its Subsidiaries posts such documents, or provides a link thereto, on Borrower’s or any of its Subsidiaries’ website on the internet at Borrower’s or any of its Subsidiaries’ website address; provided, however, Borrower shall promptly notify Agent in writing (which may be by electronic mail) of the posting of any such documents;

(f)                 Security Holder and Subordinated Debt Holder Reports. Within 15 days of delivery, copies of all statements, reports and notices made available to any holders of Subordinated Debt (solely in their capacities as holders of Subordinated Debt and not in any other role);

(g)                Beneficial Ownership Information. Prompt written notice of any changes to the beneficial ownership information set out in Section 14 of the Perfection Certificate. Borrower understands and acknowledges that Agent and Lenders rely on such true, accurate and up-to-date beneficial ownership information to meet Agent’s and Lenders’ regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers;

(h)                Legal Action Notice. Prompt written notice of any legal actions, investigations or proceedings pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, $500,000.00 or more;

(i)                  Tort Claim Notice. If Borrower shall acquire a commercial tort claim in excess of $50,000.00, Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof and grant to Agent, for the benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent;

(j)                  Government Filings. Within 15 days after the same are sent or received, copies of all material correspondence, reports, documents and other filings by Borrower or any of its Subsidiaries with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Applicable Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the business of Borrower or any of its Subsidiaries;

(k)                Registered Organization. If Borrower is not a Registered Organization as of the Effective Date but later becomes one, promptly notify Agent of such occurrence and provide Agent with Borrower’s organizational identification number;

(l)                  Default. Prompt written notice of the occurrence of a Default or Event of Default; and

(m)               Other Information. Promptly, from time to time, such other information regarding Borrower or any of its Subsidiaries or compliance with the terms of any Loan Documents as reasonably requested by Agent or any Lender.

Any submission by Borrower of a Compliance Statement or any other financial statement submitted to the Financial Statement Repository pursuant to this Section 5.3 or otherwise submitted to Agent shall be deemed to be a representation by Borrower that (i) as of the date of such Compliance Statement or other financial statement, the information and calculations set forth therein are true and correct in all material respects, (ii) as of the end of the compliance period set forth in such submission, Borrower is in complete compliance with all required covenants except as noted in such Compliance Statement or other financial statement, as applicable, (iii) as of the date of such submission, no Events of Default have occurred or are continuing except as noted in such Compliance Statement or other financial statement, as applicable, (iv) all representations and warranties other than any representations or warranties that are made as of a specific date in Section 4 remain true and correct in all material respects as of the date of such submission except as noted in such Compliance Statement or other financial statement, as applicable, (v) as of the date of such submission, Borrower and each of its Subsidiaries has timely filed all required tax returns and reports (or obtained valid extensions therefor), and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 4.8 or as noted in such Compliance Statement or other financial statement, as applicable, and (vi) as of the date of such submission, no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits except as noted in such Compliance Statement or other financial statement, as applicable, of which Borrower has not previously provided written notification to Agent.

Promptly upon any Lender’s reasonable request, Agent shall deliver to such Lender any materials or information delivered by Borrower to it in its capacity as Agent hereunder. In addition, Agent shall promptly deliver to the Lenders any notices or other materials received by it indicating the occurrence or continuance of any Event of Default hereunder, in each case, to the extent such notices or materials are clearly marked as a “Notice of Default/Event of Default” or Agent has actual knowledge that such notices or other materials contain such information.

Agent shall deliver to each Lender any materials or information delivered by Borrower to it in its capacity as Agent hereunder. In addition, Agent shall promptly deliver to each Lender any notices or other materials received by it indicating the occurrence or continuance of any Event of Default hereunder, in each case, to the extent such notices or materials are clearly marked as a “Notice of Default/Event of Default” or Agent has actual knowledge that such notices or other materials contain such information.

5.4                Taxes; Pensions.

(a)                 Timely file, and require each of its Subsidiaries to timely file (in each case, unless subject to a valid extension), all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested or permitted pursuant to the terms of Section 4.8(a) hereof, and shall deliver to Agent, on demand, appropriate certificates attesting to such payments, and pay, and require each of its Subsidiaries to pay, all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

(b)                To the extent Borrower or any of its Subsidiaries defers payment of any contested taxes, (i) notify Agent in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.”

5.5                Access to Collateral; Books and Records. At reasonable times, on five (5) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), Agent, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. Such inspections and audits shall be conducted no more often than once every 12 months, unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as frequently as Agent determines in its sole discretion that conditions warrant. The foregoing inspections and audits shall be conducted at Borrower’s expense and the charge therefor shall be $1,000.00 per person per day (or such higher amount as shall represent Agent’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Agent schedule an audit more than eight (8) days in advance, and Borrower cancels or seeks to reschedule the audit with less than eight (8) days written notice to Agent, then (without limiting any of Agent’s or any Lender’s rights or remedies) Borrower shall pay Agent a fee of $2,000.00 plus any out-of-pocket expenses incurred by Agent to compensate Agent for the anticipated costs and expenses of the cancellation or rescheduling.

5.6                Insurance.

(a)                 Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Agent may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are reasonably satisfactory to Agent.

(b)                All property policies shall have a lender’s loss payable endorsement showing Agent as the sole lender loss payee. All commercial general liability policies shall show, or have endorsements showing, Agent as an additional insured. Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(c)                 Ensure that proceeds payable under any property policy are, at Agent’s option, payable to Agent for the ratable benefit of the Lenders on account of the Obligations. Notwithstanding the foregoing, (i) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to $500,000.00 in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (A) shall be of equal or like value as the replaced or repaired Collateral and (B) shall be deemed Collateral in which Agent, for the ratable benefit of the Lenders, has been granted a first priority security interest (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien granted in this Agreement), and (ii) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Agent, be payable to Agent, for the ratable benefit of the Lenders, on account of the Obligations.

(d)                At Agent’s request, Borrower shall deliver to Agent certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 5.6 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Agent, that it will give Agent 30 days’ prior written notice before any such policy or policies shall be canceled or altered in any material respect. If Borrower fails to obtain insurance as required under this Section 5.6 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 5.6, and take any action under the policies Agent deems prudent.

5.7                Accounts.

(a)                 Maintain all of Borrower’s, any of its Subsidiaries’, and any Guarantor’s operating accounts, depository accounts and excess cash with SVB or SVB’s Affiliates. Immediately upon the occurrence of the commencement of a Cash Collateral Period, Borrower shall deposit and maintain, until the termination of a Cash Collateral Period, cash collateral in Borrower’s cash collateral account with SVB ending 856 (the “Pledged Account”) in the amount equal to 100.0% of the then-outstanding Obligations of Borrower to Agent and the Lenders; provided, however, that if any Obligations consist of outstanding Letters of Credit, Borrower shall provide and maintain cash collateral with respect to such Letters of Credit in an amount equal to (i) if such Letters of Credit are denominated in Dollars, then at least 105.0%; and (ii) if such Letters of Credit are denominated in a Foreign Currency, then at least 110.0%, of the Dollar Equivalent of the face amount of all such Letters of Credit, in each case plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Agent) (the “Required Cash Collateral”), to secure all of the Obligations. Agent shall have the right to apply amounts in the Pledged Account to the Obligations in its sole discretion. Borrower shall not be permitted to withdraw or remove (or in any manner have access to) any cash collateral maintained in the Pledged Account during the continuance of a Cash Collateral Period.

(b)                In addition to the foregoing, Borrower, any Subsidiary of Borrower and any Guarantor, shall obtain any business credit card and letter of credit services exclusively from SVB.

(c)                 In addition to and without limiting the restrictions in subsection (a), Borrower shall provide Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than SVB or SVB’s Affiliates. For each Collateral Account that Agent in its sole discretion permits Borrower at any time to open or maintain (other than accounts at SVB), Borrower shall cause the applicable bank or financial institution (other than SVB) at or with which any such Collateral Account is opened or maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of Agent. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent by Borrower as such.

5.8                Protection of Intellectual Property Rights.

(a)                 (i) Use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of Borrower’s and each Subsidiary’s Intellectual Property, except to the extent that such failure to do so would not reasonably be expected to have a material adverse effect on Borrower’s business or operations; (ii) promptly advise Agent in writing of infringements or any other event that could reasonably be expected to materially and adversely affect the value Borrower’s and each Subsidiary’s Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s or any Subsidiary’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.

(b)                Provide written notice to Agent within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Agent reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any such Restricted License to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s and the Lenders’ rights and remedies under this Agreement and the other Loan Documents.

5.9                Financial Covenants.

(a)                 Minimum Cash. Maintain at all times, to be tested as of any date on or prior to the Funding Date of the Term B Loan Advance, unrestricted and unencumbered cash of Borrower maintained in accounts of Borrower at (i) SVB or (ii) SVB’s Affiliates, so long as such accounts are subject to a Control Agreement in favor of Agent for the ratable benefit of the Lenders, in an aggregate amount equal to at least $27,500,000.00; provided, however, that, the foregoing amount shall be increased by an amount equal to 25.0% of the aggregate net cash proceeds received by Borrower from the sale of Borrower’s equity securities on or after the Effective Date.

(b)                Minimum Yutrepia Revenue. Have at all times, to be tested as of the last day of each month, commencing with the last month of the calendar quarter ending immediately after the calendar quarter in which the Funding Date of the Term B Loan Advance occurs, Yutrepia Revenue, for the six (6) month period ending on the last day of such month, in an amount equal to at least the amount set forth in the table below corresponding to such period:

Six (6) Month Period Ending On:	Yutrepia Revenue:
The last day of the last month of the calendar quarter ending immediately after the calendar quarter in which the Funding Date of the Term B Loan Advance occurs, and for the six (6) month periods ending on the last day of each of the two (2) months ending immediately thereafter	$6,742,000.00
The last day of the last month of the second (2nd) calendar quarter ending after the calendar quarter in which the Funding Date of the Term B Loan Advance occurs, and for the six (6) month periods ending on the last day of each of the two (2) months ending immediately thereafter	$23,737,000.00
The last day of the last month of the third (3rd) calendar quarter ending after the calendar quarter in which the Funding Date of the Term B Loan Advance occurs, and for the six (6) month periods ending on the last day of each of the two (2) months ending immediately thereafter	$46,162,000.00
The last day of the last month of the fourth (4th) calendar quarter ending after the calendar quarter in which the Funding Date of the Term B Loan Advance occurs, and for the six (6) month periods ending on the last day of each of the two (2) months ending immediately thereafter	$70,750,000.00
The last day of the last month of the fifth (5th) calendar quarter ending after the calendar quarter in which the Funding Date of the Term B Loan Advance occurs, and for the six (6) month periods ending on the last day of each of the two (2) months ending immediately thereafter	$90,000,000.00
The last day of the last month of the sixth (6th) calendar quarter ending after the calendar quarter in which the Funding Date of the Term B Loan Advance occurs, and for the six (6) month periods ending on the last day of each of the two (2) months ending immediately thereafter	$110,000,000.00
The last day of the last month of the seventh (7th) calendar quarter ending after the calendar quarter in which the Funding Date of the Term B Loan Advance occurs, and for the six (6) month periods ending on the last day of each of the two (2) months ending immediately thereafter	$130,000,000.00
The last day of the last month of the eighth (8th) calendar quarter ending after the calendar quarter in which the Funding Date of the Term B Loan Advance occurs, and for the six (6) month periods ending on the last day of each of the two (2) months ending immediately thereafter	$148,500,000.00

With respect to the any period ending on or after the last day of the ninth (9th) calendar quarter ending after the calendar quarter in which the Funding Date of the Term B Loan Advance occurs, Agent and the Lenders will set the Yutrepia Revenue levels for each such period in their sole discretion based upon, among other factors, budgets, sales projections, operating plans and other financial information with respect to Borrower that Agent and the Lenders deem relevant, including, without limitation Borrower’s annual financial projections approved by the Board, and such levels shall be more than the amount of Borrower’s Yutrepia Revenue for the same period ending on the corresponding month for the immediately preceding year. With respect thereto, Borrower’s failure to agree in writing (which agreement shall be set forth in a written amendment to this Agreement) to any such covenant levels proposed by Agent and the Lenders with respect any period not noted in the table above, on or before the last day of the calendar year immediately preceding such period, shall result in an immediate Event of Default for which there shall be no grace or cure period.

Notwithstanding the foregoing, the financial covenant set forth in this Section 5.9(b) shall not be tested for any calendar month (such month, a “Tested Month”) with respect to which Borrower maintained either the Minimum Cash Balance or the Minimum Market Capitalization, in either case at all times during the period commencing on the first day of such Tested Month through and including the date that is 30 days after the last day of such Tested Month.

5.10             Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Agent, without expense to Agent, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent with respect to any Collateral or relating to Borrower.

5.11             Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower shall promptly notify Agent of all returns, recoveries, disputes and claims that involve more than $2,000,000.00.

5.12             Further Assurances. Execute any further instruments and take such further action as Agent reasonably requests to perfect, protect, ensure the priority of or continue Agent’s Lien on the Collateral or to effect the purposes of this Agreement.

5.13             Sanctions. (a) Not, and not permit any of its Subsidiaries to, engage in any of the activities described in Section 4.10 in the future; (b) not, and not permit any of its Subsidiaries to, become a Sanctioned Person; (c) ensure that the proceeds of the Obligations are not used to violate any Sanctions; and (d) deliver to Agent or any Lender any certification or other evidence requested from time to time by Agent or any Lender in its sole discretion, confirming each such Person’s compliance with this Section 5.13. In addition, have implemented, and will consistently apply while this Agreement is in effect, procedures to ensure that the representations and warranties in Section 4.10 remain true and correct while this Agreement is in effect.

5.14             Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 6.3 and 6.7 hereof, at the time that Borrower or any Guarantor forms any Subsidiary or acquires any Subsidiary after the Effective Date (including, without limitation, pursuant to a Division), Borrower and such Guarantor shall (a) cause such new Subsidiary to provide to Agent and Lenders a joinder to this Agreement to become a co-borrower hereunder or a guaranty to become a Guarantor hereunder (as determined by Agent and Lenders in their sole discretion), together with documentation, all in form and substance reasonably satisfactory to Agent and Lenders (including being sufficient to grant Agent a first priority Lien (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien granted in this Agreement) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent and Lenders appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent and Lenders; and (c) provide to Agent and Lenders all other documentation in form and substance reasonably satisfactory to Agent and Lenders, including one or more opinions of counsel satisfactory to Agent and Lenders, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.14 shall be a Loan Document.

5.15             Term B Warrants. Parent Borrower shall, not later than 30 days following the Funding Date (if any) of the Term B Loan Advance, execute and deliver to the Lenders and/or their designees the Term B Warrants.

5.16             Term C Warrants. Parent Borrower shall, not later than 30 days following the Funding Date (if any) of the Term C Loan Advance, execute and deliver to the Lenders and/or their designees the Term C Warrants.

6                     NEGATIVE COVENANTS

Borrower shall not do any of the following without the prior written consent of Agent and each Lender in accordance with Section 12.6 hereof:

6.1                Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock, partnership, membership, or other ownership interest or other equity securities of Borrower permitted under Section 6.2 of this Agreement; (e) consisting of Borrower’s or its Subsidiaries’ use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; and (f) consisting of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business.

6.2                Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve or permit any of its Subsidiaries to liquidate or dissolve; (c) fail to provide notice to Agent of any Key Person’s departure from or ceasing to be employed by Borrower within five (5) days after their departure from Borrower; (d) permit, allow or suffer to occur any Change in Control; or (e) without at least 30 days prior written notice to Agent: (i) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than $100,000.00 in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of $100,000.00 to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (ii) change its jurisdiction of organization, (iii) change its organizational structure or type, (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to add any new offices or business locations, including warehouses, containing in excess of $100,000.00 of Borrower’s assets or property, then Borrower will cause the landlord of any such new offices or business locations, including warehouses, to execute and deliver a landlord consent in form and substance satisfactory to Agent in its commercially reasonable discretion. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of $100,000.00 to a bailee, and Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will cause such bailee to execute and deliver a bailee agreement in form and substance satisfactory to Agent in its commercially reasonable discretion.

6.3                Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the stock, partnership, membership, or other ownership interest or other equity securities or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division) except for Permitted Acquisitions. A Borrower may merge or consolidate into another Borrower and a Subsidiary (which is not a Borrower) may merge or consolidate into another Subsidiary or into Borrower.

6.4                Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

6.5                Encumbrance. Create, incur, allow, or suffer to exist any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien granted in this Agreement, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent, for the ratable benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, in each case except as is otherwise permitted in Section 6.1 hereof and the definition of “Permitted Liens” herein.

6.6                Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 5.7(c).

6.7                Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any stock, partnership, membership, or other ownership interest or other equity securities; provided that (i) any Subsidiary (that is not a Borrower) may pay dividends or make distributions to Borrower or another Subsidiary, (ii) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (iii) Borrower may make payments of cash in lieu of the issuance of fractional shares in aggregate amount for all such payments not to exceed $100,000.00 per fiscal year, and (iv) Borrower may repurchase the stock of former directors, officers employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed $250,000.00 per fiscal year; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

6.8                Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) transactions of the type described in and permitted by Sections 6.1, 6.3 and 6.7 hereof, and (c) unsecured debt financings with Borrower’s existing investors, so long as all such Indebtedness is Subordinated Debt.

6.9                Subordinated Debt. Except as expressly permitted under the terms of the subordination, intercreditor, or other similar agreement to which any Subordinated Debt is subject: (a) make or permit any payment on such Subordinated Debt; or (b) except to the extent permitted by the applicable subordination, intercreditor, or other similar agreement with respect to the Subordinated Debt, amend any provision in any document relating to such Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Agent and the Lenders.

6.10             Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; (b)(i) fail to meet the minimum funding requirements of ERISA, (ii) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, (iii) fail to comply with the Federal Fair Labor Standards Act or (iv) violate any other law or regulation, if the foregoing subclauses (i) through (iv), individually or in the aggregate, could reasonably be expected to have a material adverse effect on Borrower’s business or operations, or permit any of its Subsidiaries to do so; or (c) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

7                     EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

7.1                Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

7.2                Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Section 5 (other than Sections 5.2 (Government Compliance), 5.10 (Litigation Cooperation), 5.11 (Inventory; Returns) and 5.12 (Further Assurances)) or violates any covenant in Section 6; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 7) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain or any covenants set forth in clause (a) above;

7.3                Material Adverse Change. A Material Adverse Change occurs;

7.4                Attachment; Levy; Restraint on Business.

(a)                 (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any Subsidiary, or (ii) a notice of lien or levy is filed against any of Borrower’s or any of its Subsidiaries’ assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b)                (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

7.5                Insolvency. (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within 30 days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist or until any Insolvency Proceeding is dismissed);

7.6                Other Agreements. There is, under any agreement to which Borrower, any of Borrower’s Subsidiaries, or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of $250,000.00; or (b) any breach or default by Borrower, any of Borrower’s Subsidiaries, or Guarantor, the result of which could have a material adverse effect on Borrower’s, any of Borrower’s Subsidiaries’, or any Guarantor’s business or operations;

7.7                Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least $250,000.00 (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied or paid after execution thereof, or stayed or bonded pending appeal, or such judgments are not discharged, satisfied or paid prior to the expiration of any such stay or bonding (provided that no Credit Extensions will be made prior to the discharge, satisfaction, payment, stay or bonding of such fine, penalty, judgment, order or decree);

7.8                Misrepresentations. Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent or any Lender or to induce Agent or any Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made (it being agreed and acknowledged by Agent and Lenders that the projections and forecasts provided by Borrower or any of its Subsidiaries in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results);

7.9                Subordinated Debt. If: (a) any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, or any Person (other than Agent or any Lender) shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; (b) a default or event of default (however defined) has occurred under any document, instrument, or agreement evidencing any Subordinated Debt, which default shall not have been cured or waived within any applicable grace period; or (c) the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;

7.10             Lien Priority. There is a material impairment in the perfection or priority of Agent’s security interest in the Collateral;

7.11             Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 7.3, 7.4, 7.5, 7.6, 7.7, 7.8 or 7.11 of this Agreement occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e)(i) a material impairment in the perfection or priority of Agent’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor;

7.12             Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii)  adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction; or

7.13             Delisting. After an initial public offering of the Borrower’s common stock on an exchange or market, such shares are delisted from such exchange or market because of Borrower’s failure to comply with continued listing standards thereof or due to a voluntary delisting which results in such shares not being listed on such exchange or market.

8                     RIGHTS AND REMEDIES

8.1                Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent, in accordance with the Lender Intercreditor Agreement or, if such rights and remedies are not addressed in the Lender Intercreditor Agreement, as directed by Lenders holding a majority of the Obligations, may, without notice or demand, do any or all of the following:

(a)                 declare all Obligations immediately due and payable (but if an Event of Default described in Section 7.5 occurs all Obligations are immediately due and payable without any action by Agent or any Lender);

(b)                stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement among Borrower, on the one hand, and any of Agent and any Lender, on the other hand;

(c)                 demand that Borrower (i) deposit cash with Agent in an amount equal to at least (A) 105.0% of the Dollar Equivalent of the aggregate face amount of any Letters of Credit denominated in Dollars remaining undrawn, and (B) 110.0% of the Dollar Equivalent of the aggregate face amount of any Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or estimated by Agent in its commercially reasonable discretion to become due in connection therewith), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)                terminate any FX Contracts (it being understood and agreed that (i) no Lender is obligated to deliver the currency which Borrower has contracted to receive under any FX Contract, and any Lender may cover its exposure for any FX Contracts by purchasing or selling currency in the interbank market as such Lender deems appropriate; (ii) Borrower shall be liable for all losses, damages, costs, margin obligations and expenses incurred by any Lender arising from Borrower’s failure to satisfy its obligations under any FX Contract or the execution of any FX Contract; and (iii) no Lender shall be liable to Borrower for any gain in value of a FX Contract that such Lender may obtain in covering Borrower’s breach);

(e)                 verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent and/or the Lenders consider advisable, and notify any Person owing Borrower money of Agent’s security interest in such funds. Borrower shall collect all payments in trust for Agent, for the ratable benefit of the Lenders, and, if requested by Agent, immediately deliver the payments to Agent, for the ratable benefit of the Lenders, in the form received from the Account Debtor, with proper endorsements for deposit;

(f)                  make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies;

(g)                apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) amount held by Agent owing to or for the credit or the account of Borrower;

(h)                ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. For use solely upon the occurrence and during the continuation of an Event of Default, Agent, for the benefit of the Lenders, is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 8.1, Borrower’s rights under all licenses and all franchise agreements inure to Agent, for the ratable benefit of the Lenders;

(i)                  place a “hold” on any account maintained with Agent or any Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)                  demand and receive possession of Borrower’s Books; and

(k)                exercise all rights and remedies available to Agent and the Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code or any Applicable Law (including disposal of the Collateral pursuant to the terms thereof).

8.2                Power of Attorney. Borrower hereby irrevocably appoints Agent, for the benefit of the Lenders, as its true and lawful attorney-in-fact, (a) exercisable upon the occurrence and during the continuance of an Event of Default, to: (i) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (iii) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or Borrower’s name, as Agent chooses); (iv) make, settle, and adjust all claims under Borrower’s insurance policies; (v) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (vi) transfer the Collateral into the name of Agent or a third party as the Code or other applicable law permits; and (b) regardless of whether an Event of Default has occurred, to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until such time as all Obligations (other than inchoate indemnity obligations) have been satisfied in full, Agent is under no further obligation to make Credit Extensions and the Loan Documents have been terminated. Agent shall not incur any liability in connection with or arising from the exercise of such power of attorney and shall have no obligation to exercise any of the foregoing rights and remedies.

8.3                Protective Payments. If Borrower fails to obtain the insurance called for by Section 5.6 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s or and Lenders’ waiver of any Event of Default.

8.4                Application of Payments and Proceeds. Agent may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Agent shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Agent and the Lenders for any deficiency. If Agent, in its commercially reasonable discretion, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash therefor.

8.5                Agent’s Liability for Collateral. Agent’s and Lenders’ sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession or under its control, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as Agent and Lenders deal with their own property consisting of similar instruments or interests. Borrower bears all risk of loss, damage or destruction of the Collateral.

8.6                No Waiver; Remedies Cumulative. Agent’s and any Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Agent’s and each Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent and each Lender have all rights and remedies provided under the Code, by law, or in equity. Agent’s or any Lender’s exercise of one right or remedy is not an election and shall not preclude Agent or any Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

8.7                Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent or any Lender on which Borrower is liable.

8.8                Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints each other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Agent or the Lenders to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Agent and the Lenders may exercise or not exercise any right or remedy they have against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Agent and the Lenders under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 8.8 shall be null and void. If any payment is made to a Borrower in contravention of this Section 8.8, such Borrower shall hold such payment in trust for the Lenders and such payment shall be promptly delivered to Agent for application to the Obligations, whether matured or unmatured.

9                     Agent

9.1                Appointment and Authority.

(a)                 Each Lender hereby irrevocably appoints SVB to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. In performing its functions and duties hereunder and under the other Loan Documents, Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature.

(b)                The provisions of this Section 9 are solely for the benefit of Agent and Lenders, and Borrower shall not have rights as a third-party beneficiary of any of such provisions (except in limited circumstances expressly provided for herein relating to the maintenance of the Register). Notwithstanding any provision to the contrary elsewhere in this Agreement, Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.

9.2                Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Indemnified Persons. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Indemnified Persons of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent a final and nonappealable decision of a court of competent jurisdiction determines that Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.3                Exculpatory Provisions. Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent shall not:

(a)                 be subject to any fiduciary, trust, agency or other similar duties, regardless of whether any Event of Default has occurred and is continuing;

(b)                have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Lenders, as applicable; provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                 except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and Agent shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as Agent or any of its Affiliates in any capacity.

Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders, (ii) or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.6 or (iii) in the absence of its own gross negligence or willful misconduct.

Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

9.4                Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. In determining compliance with any condition hereunder to the making of a Credit Extension that, by its terms, must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon Lenders and all future holders of the Credit Extensions.

9.5                Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default, unless Agent has received notice from a Lender or Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Lenders.

9.6                Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by Agent hereafter taken, including any review of the affairs of a Group Member or any Affiliate of a Group Member, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates and made its own decision to make its Credit Extensions hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

9.7                Indemnification. Each Lender agrees to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so in accordance with the terms hereof), according to its Term Loan Commitment Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Obligations shall have been paid in full, in accordance with its Term Loan Commitment Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, Lenders’ Expenses, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Credit Extensions) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, Lenders’ Expenses, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Credit Extensions and all other amounts payable hereunder.

9.8                Agent in Its Individual Capacity. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower, any Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

9.9                Successor Agent. Agent may at any time give notice of its resignation to Lenders and Borrower, which resignation shall not be effective until the time at which the majority of the Lenders have delivered to Agent their written consent to such resignation. Upon receipt of any such notice of resignation, the Lenders shall have the right, in consultation with Borrower, to appoint a successor. If no such successor shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Agent has received the written consent of the majority of the Lenders to such resignation, then the retiring Agent may on behalf of Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any such successor Agent be a Defaulting Lender and provided further that if the retiring Agent shall notify Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed and such collateral security is assigned to such successor Agent) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Lenders appoint a successor Agent as provided for above in this Section 9.9. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.9). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Indemnified Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

9.10             Actions by Agent. In case of the pendency of any proceeding with respect to the Borrower under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, Agent (irrespective of whether the principal of the Term Loan Advances shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loan Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent allowed in such judicial proceeding;

(b)                to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)                 and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders to pay to Agent any amount due to it, in its capacity as Agent, under the Loan Documents. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11             Register. Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment(s) of, and principal amount (and stated interest) of the Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

9.12             Defaulting Lender.

(a)                 Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)       Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as long as said Lender is a Defaulting Lender.

(ii)       Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise, and including any amounts made available to Agent by such Defaulting Lender pursuant to Section 12.10), shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, as Borrower may request (so long as no Event of Default exists), to the funding of any Term Loan Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; third, if so determined by Agent and Borrower, to be held in a Deposit Account and released pro rata to satisfy such Defaulting Lender’s potential future funding obligations with respect to the Term Loan Advances under this Agreement; fourth, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Term Loan Advance in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Term Loan Advance was made at a time when the conditions set forth in Section 2.1 were satisfied or waived, such payment shall be applied solely to pay the Term Loan Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loan Advances of such Defaulting Lender until such time as all Term Loan Advances are held by the Lenders pro rata in accordance with the Term Loan Commitments under this Agreement. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 9.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)       Certain Fees. No Defaulting Lender shall be entitled to receive any fee pursuant to Section 1.3(a) or Section 1.3(b) for any period during which such Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)                Defaulting Lender Cure. If Borrower and Agent agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Term Loan Advances of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Term Loan Advances to be held on a pro rata basis by the Lenders in accordance with their respective Term Loan Commitment Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c)                 Termination of Defaulting Lender. Borrower may terminate the unused amount of the Term Loan Commitment of any Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 9.12(a)(ii) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrower, Agent or any Lender may have against such Defaulting Lender.

(d)                If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the non-Defaulting Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person, remove such Person as Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the non-Defaulting Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the non-Defaulting Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

9.13             Erroneous Payments.

(a)                 If Agent notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender, or other recipient, a “Payment Recipient”) that Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender,  or other Payment Recipient on its behalf)  (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent in same day funds at a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)                Without limiting immediately preceding clause (a), each Lender, or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(1)                (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(2)                such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Agent pursuant to this Section 9.13(b).

(c)                 Each Lender hereby authorizes Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by Agent to such Lender from any source, against any amount due to Agent under clause (a) hereof or under the indemnification provisions of this Agreement.

(d)                In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor by Agent in accordance with clause (a) hereof, from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Term Loan Advances (but not its Commitments), depending on  whether such Erroneous Payment was made with respect to the Term Loan Advances (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment of the Term Loan Advances (but not Commitments) of the Erroneous Payment  Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Agent in such instance), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, (ii) Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Agent as the assignee Lender shall become a Lender , as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender , as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) Agent may reflect in the Register its ownership interest in the Term Loan Advances subject to the Erroneous Payment Deficiency Assignment.  Agent may, in its discretion, sell the Term Loan Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance or Term Loan Advances (or portion thereof), and Agent shall retain all other rights, remedies and claims against such Lender  (and/or against any recipient that receives funds on its respective behalf).  For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender , and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that Agent has sold the Term Loan Advances (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Agent may be equitably subrogated, Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)                 The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from Borrower for the purpose of making such Erroneous Payment.

(f)                  To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to  an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(g)                Each party’s obligations, agreements and waivers under this Section 9.13 shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

10                  NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below; provided that, for clause (b), if such notice, consent, request, approval, demand or other communication is not sent during the normal business hours of the recipient, it shall be deemed to have been sent at the opening of business on the next Business Day of the recipient. Agent, any Lender or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

To Borrower:	LIQUIDIA CORPORATION
LIQUIDIA TECHNOLOGIES, INC.

LIQUIDIA PAH, LLC
419 Davis Drive, Suite
Morrisville, North Carolina 27560
Attn: General Counsel
Email: legal@liquidia.com

If to Agent or SVB:	Silicon Valley Bank
275 Grove Street, Suite 2-200
Newton, Massachusetts 02466
Attn: Michael McMahon
Email: MMcMahon@svb.com

with a copy to:	Morrison & Foerster LLP
200 Clarendon Street, Floor 20
Boston, Massachusetts 02116
Attn: David A. Ephraim, Esquire
Email: DEphraim@mofo.com

If to SVB Innovation:	SVB Innovation Credit Fund VIII, L.P.

c/o SVB Capital
2770 Sand Hill Road
Menlo Park, California 94025
Attn: SVB Capital Finance and Operations
Email: svbcapitalcredit@svb.com
SVBCapitalCreditFinance@svb.com

11                  CHOICE OF LAW, VENUE, AND JURY TRIAL WAIVER

Except as otherwise expressly provided in any of the Loan Documents, Massachusetts law governs the Loan Documents without regard to principles of conflicts of law that would require the application of the laws of another jurisdiction. Borrower, Agent and Lenders each irrevocably and unconditionally submit to the exclusive jurisdiction of the State and Federal courts in Boston, Massachusetts; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction with respect to the Loan Documents or to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent or any Lender. Borrower expressly, irrevocably and unconditionally submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby irrevocably and unconditionally consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

BORROWER, AGENT AND EACH LENDER EACH WAIVE ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT. EACH PARTY HERETO HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive the termination of this Agreement and the repayment of all Obligations.

12                  GENERAL PROVISIONS

12.1             Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations) have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement and the repayment of all Obligations, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 3.3 of this Agreement), this Agreement may be terminated prior to the Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Agent. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination and the repayment of all Obligations shall continue to survive notwithstanding this Agreement’s termination and the repayment of all Obligations.

12.2             Successors and Assigns.

(a)                 This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign or transfer this Agreement or any rights or obligations under it without Agent’s and each Lender’s prior written consent (which may be granted or withheld in Agent’s sole discretion subject to the Lender Intercreditor Agreement) and any other attempted assignment or transfer by Borrower shall be null and void. Agent and each Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrants, as to which assignment, transfer and other such actions are governed by the terms thereof). Notwithstanding the foregoing, so long as no Event of Default shall have occurred and is continuing, neither Agent nor any Lender shall assign its interest in the Loan Documents to any Person who in the reasonable estimation of Agent or the applicable Lender is (a) a direct competitor of Borrower, or (b) a vulture fund or distressed debt fund.

(b)                Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption as to which Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed administrative questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (c) of this Section and any written consent to such assignment required by paragraph (c) of this Section, Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee is a Defaulting Lender, Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                 Any Lender may, without the consent of, or notice to, Borrower or Agent, sell participations to one or more banks or other entities (a “Participant”), in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments made by it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) Borrower, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii) or (iii) the first proviso to Section 9.3(c) that affects such Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Term Loan Advances, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(d)                Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.3             Indemnification.

(a)                 General Indemnification. Borrower shall indemnify, defend and hold Agent, each Lender and its Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Agent, each Lender and its Affiliates (each, an “Indemnified Person”) harmless against: all losses, claims, damages, liabilities and related expenses (including Lenders’ Expenses and the reasonable fees, charges and disbursements of any counsel for any Indemnified Person) (collectively, “Claims”) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document (excluding the Lender Intercreditor Agreement) or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Credit Extension or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any environmental liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnified Person is a party thereto; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person. All amounts due under this Section 12.3 shall be payable promptly after demand therefor.

(b)                Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) or any loss of profits arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Credit Extension, or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

This Section 12.3 shall survive the termination of this Agreement and the repayment of all Obligations until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4             Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5             Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6             Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, or release, or subordinate Lenders’ security interest in, or consent to the transfer of, any Collateral shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by Agent, with the consent of the Lenders in accordance with the Lender Intercreditor Agreement or, if such item is not addressed in the Lender Intercreditor Agreement, as consented to by a majority of the Lenders, and Borrower. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations among the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7             Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.

12.8             Confidentiality. Agent and each Lender agrees to maintain the confidentiality of Information (as defined below), not to use the Information for any purpose other than in connection with the transactions contemplated by this Agreement and to exercise the same degree of care with respect to the Information that they exercise for their own proprietary information, except that Information may be disclosed (a) to Agent, Lenders and/or Agent’s or Lenders’ subsidiaries or Affiliates, and their respective employees, directors, investors, potential investors, officers, managers, agents, attorneys, accountants and other professional advisors (collectively, “Representatives” and, together with Agent and the Lenders, collectively, “Lender Entities”) provided that such Lender Entities are bound by confidential obligations substantially similar to those set forth in this Section 12.8; (b) to prospective permitted transferees, assignees, credit providers or purchasers of any of Agent’s or a Lender’s interests under or in connection with this Agreement and their Representatives (provided, however, Agent and the Lenders shall use commercially reasonable efforts to obtain any such prospective permitted transferee’s, assignee’s, credit provider’s, purchaser’s or their Representatives’ agreement to the terms of this provision); (c) as and to the extent required by law, regulation, subpoena, or other order; (d) to Agent’s or any Lender’s regulators or as otherwise required or requested in connection with Agent’s or any Lender’s examination or audit; (e) in connection with the exercise of remedies under the Loan Documents or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; and (f) to third-party service providers of Agent and/or any Lender so long as such service providers have executed a confidentiality agreement with Agent or the Lenders, as applicable, with terms no less restrictive than those contained herein. “Information” means all information received from Borrower regarding Borrower or its business, in each case other than information that is either: (i) in the public domain or in Agent’s or any Lender’s possession when disclosed to Agent or such Lender, or becomes part of the public domain (other than as a result of its disclosure by Agent or a Lender in violation of this Agreement) after disclosure to Agent and/or the Lenders; or (ii) disclosed to Agent and/or a Lender by a third party, if Agent or such Lender, as applicable, does not know that the third party is prohibited from disclosing the information.

12.9             Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures, including any Electronic Signature as defined in the Electronic Transactions Law (2003 Revision) of the Cayman Islands (the “Cayman Islands Electronic Signature Law”), if applicable, or the keeping of records in electronic form, including any Electronic Record, as defined in Cayman Islands Electronic Signature Law, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any Applicable Law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Cayman Islands Electronic Signature Law; provided, however that sections 8 and 19(3) of the Cayman Islands Electronic Signature Law shall not apply to this Agreement or the execution or delivery thereof.

12.10         Right of Setoff. Borrower hereby grants to Agent, for the ratable benefit of the Lenders, a Lien and a right of setoff as security for all Obligations to Agent and the Lenders, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any entity under the control of Agent (including a subsidiary of Agent) or in transit to any of them, and other obligations owing to Agent, Lenders or any such entity. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent or any Lender may setoff the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.11         Captions and Section References. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement. Unless indicated otherwise, section references herein are to sections of this Agreement.

12.12         Construction of Agreement. The parties hereto mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.13         Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.14         Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.15         Anti-Terrorism Law. Each Lender hereby notifies Borrower that, pursuant to the requirements of Anti-Terrorism Law, such Lender may be required to obtain, verify and record information that identifies Borrower, which information may include the name and address of Borrower and other information that will allow such Lender, to identify Borrower in accordance with Anti-Terrorism Law. Borrower hereby agrees to take any action necessary to enable each Lender to comply with the requirements of Anti-Terrorism Law.

12.16         Amended and Restated Agreement. This Agreement amends and restates, in its entirety, and replaces, the Prior Loan Agreement. This Agreement is not intended to, and does not, novate the Prior Loan Agreement and Borrower reaffirms that the existing security interest created by the Prior Loan Agreement is and remains in full force and effect. In addition, the amendment and restatement of the Prior Loan Agreement pursuant to this Agreement is not intended to amend the existing terms of any other Loan Document delivered in connection with the Prior Loan Agreement nor to terminate any such Loan Document, and no amendment or termination of any such Loan Document shall be deemed to have occurred unless set forth in a separate agreement or other document between Borrower, Agent, and the Lenders.

13                  accounting terms and other DEFINITIONS

13.1             Accounting and Other Terms.

(a)                 Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP (except for with respect to unaudited financial statements for the absence of footnotes and subject to year-end audit adjustments), provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or any Lender shall so request, Borrower and Lenders shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, all financial covenant (if any) and other financial calculations shall be computed with respect to Borrower only, and not on a consolidated basis.

(b)                As used in the Loan Documents: (i) the words “shall” or “will” are mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative; (ii) the term “continuing” in the context of an Event of Default means that the Event of Default has not been remedied (if capable of being remedied) or waived; and (iii) whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

13.2             Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in this Section 13.2. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” is defined in the preamble hereof.

“Agreement” is defined in the preamble hereof.

“Anti-Terrorism Law” means any law relating to terrorism or money-laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.2), and accepted by Agent, in any form approved by Agent.

“Authorized Signer” means any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by SVB or any Affiliate of SVB, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in SVB’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement” is defined in the definition of Bank Services.

“Board” is Borrower’s board of directors or equivalent governing body.

“Borrower” is set forth on Schedule I hereto.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent and Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to Agent and Lenders a further certificate canceling or amending such prior certificate.

“Business Day” is a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close, except that if any determination of a “Business Day” shall relate to an FX Contract, the term “Business Day” shall also mean a day on which dealings are carried on in the country of settlement of the Foreign Currency.

“Cash Collateral Period” is the period of time commencing on the occurrence of a Yutrepia Action and ending if and when (if ever) Agent, in its sole and absolute discretion, determines that the Cash Collateral Period shall end.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) SVB’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least 95.0% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cayman Islands Electronic Signature Law” is defined in Section 12.9.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 49.0% or more of the ordinary voting power for the election of directors, partners, managers and members, as applicable, of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Agent and the Lenders the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Agent and the Lenders a description of the material terms of the transaction; or (b) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100.0% of each class of outstanding stock, partnership, membership, or other ownership interest or other equity securities of each Subsidiary of Borrower free and clear of all Liens (except Permitted Liens).

“Change in Law” means the occurrence, after the Effective Date, of: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in Applicable Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by Agent for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Claims” is defined in Section 12.3.

“Closing Warrants” means, collectively, (a) that certain Warrant to Purchase Stock dated as of the Effective Date between Parent Borrower and SVB, (b) that certain Warrant to Purchase Stock dated as of the Effective Date between Parent Borrower and Innovation, and (c) that certain Warrant to Purchase Stock dated as of the Effective Date between Parent Borrower and Innovation A, representing the right to purchase up to a total aggregate amount of 250,000 shares of Common Stock to be allocated as set forth on Schedule I of the applicable Closing Warrant.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the Commonwealth of Massachusetts; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” consists of all of Borrower’s right, title and interest in and to the following personal property:

(a)                 (i) all goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, securities accounts, securities entitlements and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and (ii) all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

(b)                Notwithstanding the foregoing, the Collateral does not include (i) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property; (ii) any interest of Borrower as a lessee or sublessee under a real property lease or an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease (but only to the extent that such prohibition is enforceable under all applicable laws including, without limitation, the Code); provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower, the Lenders, or Agent; or (iii) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Agent. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

(c)                 Pursuant to the terms of a certain negative pledge arrangement with Agent, for the benefit of the Lenders, Borrower has agreed not to encumber any of its Intellectual Property without Agent and Lenders prior written consent.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commitment” and “Commitments” means the Term Loan Commitment(s).

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Common Stock” means the common stock, $0.001 par value per share, of Parent Borrower, together with any class or series of stock into or for which such common stock may be converted, exchanged or substituted.

“Compliance Statement” is that certain statement in the form attached hereto as Exhibit A.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” is, for any Person, any direct or indirect liability of that Person for (a) any direct or indirect guaranty by such Person of any indebtedness, lease, dividend, letter of credit, credit card or other obligation of another, (b) any other obligation endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (c) any obligations for undrawn letters of credit for the account of that Person; and (d) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent for the benefit of the Lenders obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is the Term Loan Advances, any FX Contract, or any other extension of credit by any Lender for Borrower’s benefit.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 1.2(c).

“Defaulting Lender” is, subject to Section 9.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Term Loan Advances within two (2) Business Days of the date such Term Loan Advances were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan Advance hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 9.10(b)) upon delivery of written notice of such determination to Borrower and each Lender.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the deposit account established by Borrower with SVB for purposes of receiving Credit Extensions.

“Disbursement Letter” is that certain form attached hereto as Exhibit C.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, Section 17-220 of the Delaware Revised Uniform Limited Partnership Act for limited partnerships formed under Delaware law, or any analogous action taken pursuant to any other Applicable Law with respect to any corporation, limited liability company, partnership or other entity.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Agent at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Effective Date” is set forth on Schedule I hereto.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.2 (subject to such consents, if any, as may be required thereunder).

“Environmental Laws” means any Applicable Law (including any permits, concessions, grants, franchises, licenses, agreements or governmental restrictions) relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment (including those related to hazardous materials, air emissions, discharges to waste or public systems and health and safety matters).

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Erroneous Payment” has the meaning assigned to it in Section 9.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.13(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.13(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.13(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.13(d).

“Event of Default” is defined in Section 7.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or Agent or required to be withheld or deducted from a payment to a Lender or Agent, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Credit Extension pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Credit Extensions or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 1.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 1.6(e), and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FDA” means the Food and Drug Administration.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by SVB from three federal funds brokers of recognized standing selected by it.

“Final Payment” is, collectively, (a) a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) in an amount equal to five percent (5.0%) of the aggregate original principal amount of all Term Loan Advances made by the Lenders and (b) a payment, payable solely to SVB for the account of SVB, in the amount of $185,101.14, in the case of (a) and (b), each due on the earliest to occur of (i) the Term Loan Maturity Date, (ii) the repayment of the Term Loan Advances in full, (iii) as required pursuant to Sections 1.1(c) or 1.1(d), or (iv) the termination of this Agreement.

Notwithstanding anything to the contrary in this Agreement, the payment described in clause (b) of this definition shall be paid to, and solely for the benefit of, SVB and shall not be paid for the ratable benefit of the Lenders.

“Financial Statement Repository” is mase@svb.com or such other means of collecting information approved and designated by Agent and each Lender after providing notice thereof to Borrower from time to time.

“Foreign Currency” is the lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and SVB under which Borrower commits to purchase from or sell to SVB a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority, including, without limitation, Healthcare Permits.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Group Member” means Borrower and its Subsidiaries.

“Guarantor” is any Person providing a Guaranty in favor of Agent and the Lenders.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Healthcare Laws” means all applicable laws relating to the operation or management of hospitalist practices, the provision of hospitalist services, proper billing and collection practices relating to the payment for healthcare services, insurance law (including law related to payment for “no-fault” claims) and workers compensation law as they relate to the provision of, and billing and payment for, healthcare services, patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of rehabilitative care, rate setting, equipment, personnel, operating policies, fee splitting, including, without limitation, (a) all federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the exclusion laws (42 U.S.C. § 1320a-7); (b) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009; (c) the Medicare Regulations and the Medicaid Program (Title XIX of the Social Security Act); (d) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (e) all laws, policies, procedures, requirements and regulations pursuant to which Healthcare Permits are issued; (f) any laws, regulations or administrative guidance with respect to fee splitting by healthcare professionals and the corporate practice of medicine in any jurisdiction in which any Borrower or any Guarantor operates; and (g) any and all comparable state or local laws and other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (g) as may be amended from time to time and the regulations promulgated pursuant to each such law.

“Healthcare Permit” means, with respect to any Person, a permit issued or required under Healthcare Laws applicable to the business of Borrower or any Guarantor, or necessary in the possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Healthcare Laws applicable to the business of Borrower or any Guarantor.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic Clinical Health (HITECH) Act and the implementing regulations thereto.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) Contingent Obligations and (e) other short and long-term obligations under debt agreements, lines of credit and extensions of credit.

“Indemnified Person” is defined in Section 12.3.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” is defined in Section 12.8.

“Initial Term A Loan Advance” is defined in Section 1.1 of this Agreement.

“Innovation” is defined in the preamble hereof.

“Innovation A” means Innovation Credit Fund VIII-A, L.P., a Delaware limited partnership.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, receivership or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a)                 its Copyrights, Trademarks and Patents;

(b)                any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c)                 any and all source code;

(d)                any and all design rights which may be available to such Person;

(e)                 any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)                  all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership, membership, or other ownership interest or other equity securities), and any loan, advance or capital contribution to any Person.

“Key Person” is each of Borrower’s Chief Executive Officer and Chief Financial Officer.

“Lender” and “Lenders” is defined in the preamble.

“Lender Entities” is defined in Section 12.8.

“Lender Intercreditor Agreement” is, collectively, any and all intercreditor agreement, master arrangement agreement, subordination agreement or similar agreement by and between Innovation and SVB, as each may be amended from time to time in accordance with the provisions thereof.

“Lenders’ Expenses” are all of Agent’s and the Lenders’ audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower in connection with the Loan Documents, including protective payments made under Section 8.3.

“Letter of Credit” is a standby or commercial letter of credit issued by SVB upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, attachment, charge, pledge, hypothecation, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidia PAH” is set forth on Schedule I hereto.

“Litigation Financing Agreements” is defined in the definition of Permitted Indebtedness.

“Loan Advance Request Form” is that certain form in the form attached hereto as Exhibit B.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Warrants, the Lender Intercreditor Agreement, the Perfection Certificate, each Disbursement Letter, any Control Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, landlord waivers and consents, bailee waivers and consents, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Agent and the Lenders in connection with this Agreement, all as amended, restated, or otherwise modified in accordance with the terms thereof and the Lender Intercreditor Agreement.

“Market Capitalization” means, as of any date of determination, the product of (a) the number of shares of Parent Borrower’s common stock publicly disclosed in the most recent filing of Parent Borrower with the SEC as outstanding as of such date of determination, multiplied by (b) the closing price of Parent Borrower’s common stock (as quoted on Bloomberg L.P.’s page or any successor page thereto of Bloomberg L.P. or if such page is not available, any other commercially available source providing quotations of such closing price as designated by Agent from time to time) on such date of determination.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Agent’s, for the ratable benefit of the Lenders, Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Minimum Cash Balance” means unrestricted and unencumbered cash of Borrower maintained in accounts of Borrower at (a) SVB or (b) SVB’s Affiliates, so long as such accounts are subject to a Control Agreement in favor of Agent, for the ratable benefit of the Lenders, in the case of (a) and (b), in an aggregate amount equal to at least 150.0% of all outstanding Obligations to Agent and the Lenders.

“Minimum Market Capitalization” means Market Capitalization greater than $500,000,000.00.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Lenders’ Expenses, the Final Payment, the Prepayment Fee, and other amounts Borrower owes Agent or any Lender now or later, whether under this Agreement or the other Loan Documents (other than the Warrants), or otherwise, including, without limitation, all obligations relating to Bank Services and any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Agent and/or the Lenders, and to perform Borrower’s duties under the Loan Documents (other than the Warrants).

“OFAC” is the Office of Foreign Assets Control of the United States Department of the Treasury and any successor thereto.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership or limited partnership, its partnership agreement or limited partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” means, with respect to Agent and the Lenders, Taxes imposed as a result of a present or former connection between Agent, Lenders and the jurisdiction imposing such Tax (other than connections arising from Agent and Lenders having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Credit Extension or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent Borrower” is set forth on Schedule I hereto.

“Participant” is defined in Section 12.2(c).

“Participant Register” is defined in Section 12.2(c)

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” is set forth on Schedule I hereto.

“Payment Recipient” has the meaning assigned to it in Section 9.13(a).

“Perfection Certificate” is, collectively, the Perfection Certificate delivered by each Borrower in connection with this Agreement.

“Permitted Acquisition” means a transaction whereby Borrower acquires, or permits any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, which satisfies each of the following conditions:

(a)                 such transaction shall only involve assets located in the United States and entities organized in a jurisdiction in the United States, and the party or parties being acquired is in the same or a substantially similar line of business as Borrower;

(b)                no Event of Default has occurred and is continuing or would exist after giving effect to the transaction and Agent has received satisfactory evidence that Borrower is in compliance with all terms and conditions of this Agreement (and that it will be in compliance after giving effect to the transaction);

(c)                 the acquisition is approved by the board of directors (or equivalent control group) of all parties to the transaction;

(d)                the total aggregate consideration to be paid by Borrower and its Subsidiaries (including the value of Borrower’s or its Subsidiaries’ stock issued by Borrower or its Subsidiaries and any other property used in satisfaction of the purchase price) in connection therewith in all of the contemplated transactions during the term of this Agreement does not exceed $1,000,000.00;

(e)                 Borrower provides Agent and the Lenders (i) written notice of the transaction at least 30 days before the closing of the transaction, and (ii) copies of the acquisition agreement and other material documents relative to the contemplated transaction and such other financial information, financial analysis, documentation or other information relating to such transaction as Agent or any Lender shall request at least 30 days before the closing of the transaction;

(f)                  Borrower is a surviving legal entity after completion of the contemplated transaction;

(g)                the contemplated transaction is consensual and non-hostile;

(h)                no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of the contemplated transaction, other than Permitted Indebtedness, and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result of the contemplated transaction, other than Permitted Liens, and any Person whose capital stock is acquired shall not have any Indebtedness following the contemplated transaction;

(i)                  the acquisition and the company being acquired is accretive in all respects;

(j)                  any Person whose capital stock is acquired or any Subsidiary that acquires assets in such contemplated transaction shall, within 30 days of the consummation of the transaction, become a co-borrower or guarantor (as determined by Agent and the Lenders in their sole discretion) hereunder and shall grant a first priority Lien in all of its assets to Agent, for the ratable benefit of the Lenders, all on documentation acceptable to Agent in its sole discretion; and

(k)                Borrower shall have delivered to Agent and the Lenders, at least five (5) Business Days prior to the date on which any such acquisition is to be consummated (or such later date as is agreed by Agent and the Lenders in their sole discretion), a certificate of a Responsible Officer of Borrower, in form and substance reasonably satisfactory to Agent and the Lenders, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

“Permitted Indebtedness” is:

(a)                 Borrower’s Indebtedness to Agent and the Lenders under this Agreement and the other Loan Documents;

(b)                Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;

(c)                 Subordinated Debt;

(d)                unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)                 Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)                  Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g)                Indebtedness consisting of performance bonds, bid bonds, surety bonds, appeal bonds and similar obligations, in each case provided in the ordinary course of business not to exceed $200,000.00 outstanding in the aggregate at any time;

(h)                Indebtedness consisting of overdraft protections incurred in the ordinary course of business with respect to deposit accounts (but only to the extent that Borrower is permitted to maintain such accounts pursuant to Section 5.7 of this Agreement);

(i)                  Indebtedness incurred in connection with insurance premium financing arrangements solely with respect to director’s and officer’s insurance premiums in an aggregate amount at any time outstanding not to exceed the lesser of (i) the premiums owed under such policies or (ii) $2,000,000.00, so long as such Indebtedness is secured solely by the proceeds of the policy being financed;

(j)                  other unsecured Indebtedness (specifically excluding Indebtedness in connection with credit cards or letters of credit) not exceeding $100,000.00 in the aggregate outstanding at any time;

(k)                Indebtedness incurred pursuant to (i) that certain Financing Agreement by and between Henderson SPV, LLC and RareGen, LLC dated as of June 4, 2020 or (ii) that certain Litigation Funding and Indemnification Agreement by and between PBM RG Holdings, LLC and RareGen, LLC, dated as of November 17, 2020, in the case of (i) and (ii) each as in effect as of the Effective Date or as amended with Agent’s prior written consent (collectively, the “Litigation Financing Agreements”), so long as such Indebtedness is secured solely by the “Collateral” (as defined in the respective Litigation Financing Agreement); and

(l)                  extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (k) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)                 Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate;

(b)                Investments consisting of Cash Equivalents;

(c)                 Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)                Investments consisting of deposit accounts (but only to the extent that Borrower is permitted to maintain such accounts pursuant to Section 5.7 of this Agreement) in which Agent has a first priority perfected security interest;

(e)                 Investments accepted in connection with Transfers permitted by Section 6.1;

(f)                  Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board;

(g)                Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)                Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary; and

(i)                  Permitted Acquisitions.

“Permitted Liens” are:

(a)                 Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement or the other Loan Documents;

(b)                Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code;

(c)                 purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than $3,500,000.00 in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)                Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed $250,000.00 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)                 Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)                  Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)                leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Agent a security interest therein;

(h)                non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business; and

(i)                  Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 7.4 and 7.7.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledged Account” is defined in Section 5.7(a).

“Prepayment Fee” shall be an additional fee payable to the Lenders, for a prepayment of the Term Loan Advances, in an amount equal to:

(a)        for a prepayment of the Term Loan Advances made prior to the Term Loan Amortization Date, five percent (5.0%) of the outstanding principal balance of the Term Loan Advances immediately prior to such prepayment; and

(b)       for a prepayment of the Term Loan Advances made on or after the Term Loan Amortization Date, Zero Dollars ($0.00).

Notwithstanding the foregoing, provided no Event of Default has occurred and is continuing, each Lender agrees to waive the portion of the Prepayment Fee due to such Lender and such portion of the Prepayment Fee due to such Lender is not due if such Lender closes on a refinance and re-documentation of the Term Loan Advances (in its sole and absolute discretion) on or prior to the Term Loan Maturity Date.

“Prior Loan Agreement” is defined in Recital A.

“Prime Rate” is set forth on Schedule I hereto.

“Prime Rate Margin” is set forth on Schedule I hereto.

“Prior Warrant” means that certain Warrant to Purchase Stock dated as of February 26, 2021 issued by Parent Borrower to SVB and subsequently assigned by SVB to SVB Financial Group.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of the Term Loan Advances held by such Lender by the aggregate outstanding principal amount of the Term Loan Advances.

“Register” is defined in Section 9.11.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Removal Effective Date” is defined in Section 9.10(d).

“Representatives” is defined in Section 12.8.

“Required Cash Collateral” is defined in Section 5.7(a).

“Required Lenders” means:

(a)       at any time SVB and Innovation are the only Lenders, Lenders holding a majority of the Obligations; or

(b)       at any time multiple Lenders have advanced a Term Loan Advance or have Term Loan Commitments, at least two Lenders who hold more than a majority of the sum of (i) the aggregate unpaid principal amount of the Term Loan Advances then outstanding and (ii) the aggregate Term Loan Commitments then in effect; provided that (x) a Lender and its Affiliates shall be deemed one Lender and (y) for so long as a Lender on the Effective Date (each an “Original Lender”) has not assigned or transferred any of its interests in their Term Loan other than to an Affiliate of such Lender, such Original Lender shall be a Required Lender; and

(c)       at any time only one Lender has an outstanding Term Loan Advance and Term Loan Commitments, “Required Lenders” means such Lender; provided that no Defaulting Lender shall at any time be included in the determination of “Required Lenders”.

“Responsible Officer” is any of the Chief Executive Officer, President, and Chief Financial Officer of Borrower.

“Restricted License” is any material license or other material agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Agent’s right to sell any Collateral.

“Sanctioned Person” means a Person that: (a) is listed on any Sanctions list maintained by OFAC or any similar Sanctions list maintained by any other Governmental Authority having jurisdiction over Borrower; (b) is located, organized, or resident in any country, territory, or region that is the subject or target of Sanctions; or (c) is 50.0% or more owned or controlled by one (1) or more Persons described in clauses (a) and (b) hereof.

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the United States government and any of its agencies, including, without limitation, OFAC and the U.S. State Department, or any other Governmental Authority having jurisdiction over Borrower.

“SEC” is the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Second Tranche Availability Event” occurs if and when (if ever) Agent confirms in writing that Agent and the Lenders have received evidence, satisfactory to Agent and the Lenders in their commercially reasonable discretion, on or prior to December 31, 2022, that Borrower has received final and unconditional approval from the FDA with respect to the new drug application for Borrower’s Yutrepia product.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower or any of its Subsidiaries subordinated to all of Borrower’s or any of its Subsidiaries’ now or hereafter indebtedness to Agent and the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent and the Lenders, entered into between Agent and the other creditor), on terms acceptable to Agent and the Lenders.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock, partnership, membership, or other ownership interest or other equity securities having ordinary voting power (other than stock, partnership, membership, or other ownership interest or other equity securities having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“SVB” is defined in the preamble hereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technologies” is set forth on Schedule I hereto.

“Term A Loan Advance” and “Term A Loan Advances” are each defined in Section 1.1 of this Agreement.

“Term A Loan Availability Amount” is set forth on Schedule I hereto.

“Term A Loan Draw Period” is set forth on Schedule I hereto.

“Term B Loan Advance” is defined in Section 1.1 of this Agreement.

“Term B Loan Availability Amount” is set forth on Schedule I hereto.

“Term B Warrants” means, collectively, warrants to purchase stock, in substantially the forms of the Closing Warrants, issued by Parent Borrower to SVB, Innovation and Innovation A representing the right to purchase up to a total aggregate amount of 50,000 shares of Common Stock (subject to adjustments for stock splits, stock dividends, recapitalizations, reorganizations and the like) (the “Term B Warrant Shares”) at an exercise price per share equal to the lower of (i) the average closing price of a share of Common Stock reported on the Nasdaq Stock Market for the ten (10) consecutive trading days ending on the date (if any) that the Term B Loan Advance is made to Borrower, or (ii) the closing price of a share of Common Stock reported on the Nasdaq Stock Market on the date (if any) that the Term B Loan Advance is made to Borrower. The allocations of the Term B Warrant Shares to the Term B Warrants shall be in the same relative proportions as in the Closing Warrants unless otherwise directed in writing to Parent Borrower by SVB and Innovation.

“Term B Warrant Shares” is defined in the definition of Term B Warrants.

“Term C Loan Advance” is defined in Section 1.1 of this Agreement.

“Term C Loan Availability Amount” is set forth on Schedule I hereto.

“Term C Loan Draw Period” is set forth on Schedule I hereto.

“Term C Warrants” means, collectively, warrants to purchase stock, in substantially the forms of the Closing Warrants, issued by Parent Borrower to SVB, Innovation and Innovation A representing the right to purchase up to a total aggregate amount of 50,000 shares of Common Stock (subject to adjustments for stock splits, stock dividends, recapitalizations, reorganizations and the like) (the “Term C Warrant Shares”) at an exercise price per share equal to the lower of (i) the average closing price of a share of Common Stock reported on the Nasdaq Stock Market for the ten (10) consecutive trading days ending on the date (if any) that the Term C Loan Advance is made to Borrower, or (ii) the closing price of a share of Common Stock reported on the Nasdaq Stock Market on the date (if any) that the Term C Loan Advance is made to Borrower. The allocations of the Term C Warrant Shares to the Term C Warrants shall be in the same relative proportions as in the Closing Warrants unless otherwise directed in writing to Parent Borrower by SVB and Innovation.

“Term C Warrant Shares” is defined in the definition of Term C Warrants.

“Term Loan Advance” and “Term Loan Advances” are each defined in Section 1.1 of this Agreement.

“Term Loan Amortization Date” is set forth on Schedule I hereto.

“Term Loan Commitment” means, for any Lender, the obligation of such Lender to make a Term Loan Advance as and when available, up to the principal amount shown on Schedule II. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Term Loan Commitment Percentage” means, as to any Lender at any time, the percentage (carried out to the fourth decimal place) of the Term Loan Commitments represented by such Lender’s Term Loan Commitment at such time. The initial Term Loan Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule II.

“Term Loan Maturity Date” is set forth on Schedule I hereto.

“Tested Month” is defined in Section 5.9(b).

“Third Tranche Availability Event” occurs if and when (if ever) Agent confirms in writing that Agent and the Lenders have received evidence, satisfactory to Agent and the Lenders in their commercially reasonable discretion, on or prior to August 31, 2023, that Borrower has received Yutrepia Revenue in an amount equal to at least $27,500,000.00 for any six (6) month period ending after the Effective Date but on or prior to June 30, 2023.

“Trademarks” means, with respect to any Person, any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of such Person connected with and symbolized by such trademarks.

“Transfer” is defined in Section 6.1.

“USA Patriot Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56, signed into law on October 26, 2001), as amended from time to time.

“Warrants” means, collectively, (a) the Prior Warrant, (b) the Closing Warrants, (c) the Term B Warrants (if any), and (d) the Term C Warrants (if any).

“Yutrepia Action” means one or more judgments, rulings, orders or decrees is rendered against Borrower by any court or Governmental Authority (including, without limitation, the FDA) which Agent determines in its good faith business judgment is reasonably likely to either (a) prohibit Borrower from obtaining final approval from the FDA with respect to Borrower’s new drug application for its Yutrepia product or (b) impair or delay Borrower’s ability to commercialize its Yutrepia product according to the most recent business plan delivered to Agent on or prior to the Effective Date.

“Yutrepia Revenue” is, for any period of determination, Borrower’s revenue (calculated in accordance with GAAP) from the sale of Borrower’s Yutrepia product.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the Effective Date.

BORROWER:

LIQUIDIA CORPORATION

By	/s/ Michael Kaseta
Name: Michael Kaseta
Title: Chief Financial Officer

LIQUIDIA TECHNOLOGIES, INC.

By	/s/ Michael Kaseta
Name: Michael Kaseta
Title: Chief Financial Officer

LIQUIDIA PAH, LLC

By	/s/ Michael Kaseta
Name: Michael Kaseta
Title: Chief Financial Officer

AGENT:

SILICON VALLEY BANK, as Agent

By	/s/ Michael McMahon
Name: Michael McMahon
Title: Director

LENDERS:

SILICON VALLEY BANK, as Lender

By	/s/ Michael McMahon
Name: Michael McMahon
Title: Director

SVB Innovation Credit Fund VIII, L.P., as Lender
By: SVB Innovation Credit Partners VIII, LLC, a
Delaware limited liability company, its General Partner

By	/s/ J.P. Michael
Name: J.P. Michael
Title: Senior Managing Director

[Signature Page to Amended and Restated Loan and Security Agreement]

SCHEDULE I

LSA PROVISIONS

LSA Section	LSA Provision
1.1(a) – Term Loan – Availability	Each Term A Loan Advance must be in an amount equal to at least $5,000,000.00. After repayment, the Term Loan Advances (or any portion thereof) may not be reborrowed.
1.1(b) – Term Loan – Repayment	Commencing on the Term Loan Amortization Date and continuing on each Payment Date thereafter, Borrower shall repay the Term Loan Advances in (i) equal monthly installments of principal over the number of months for the period commencing on the Term Loan Amortization Date and ending on the Term Loan Maturity Date, plus (ii) monthly payments of accrued interest at the rate set forth in Section 1.2(b)(i).
1.2(b)(i) – Interest Payments – Term Loan Advances	Interest on the principal amount of the Term Loan Advances is payable in arrears (A) monthly on each Payment Date commencing on the first Payment Date following the Funding Date of the applicable Term Loan Advance, (B) on the date of any prepayment and (C) on the Term Loan Maturity Date.
1.2(b)(i) – Interest Rate – Term Loan Advances	The outstanding principal amount of the Term Loan Advances shall accrue interest at a floating rate per annum equal to the greater of (1) seven and one-quarter of one percent (7.25%) and (2) the Prime Rate plus the Prime Rate Margin, which interest shall be payable in accordance with Section 1.2(a).
1.2(e) – Interest Computation	Interest shall be computed on the basis of the actual number of days elapsed and a 360-day year.
8.8 – Borrower Liability	Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder and any other Obligations related thereto, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.
13.2 – “Borrower”	“Borrower” means, individually and collectively, jointly and severally, LIQUIDIA CORPORATION, a Delaware corporation (“Parent Borrower”), (ii) LIQUIDIA TECHNOLOGIES, INC., a Delaware corporation (“Technologies”), and (iii) LIQUIDIA PAH, LLC, a Delaware limited liability company (“Liquidia PAH”).
13.2 – “Effective Date”	“Effective Date” is January 7, 2022.
13.2 – “Payment Date”	“Payment Date” is the first (1st) calendar day of each month.
13.2 – “Prime Rate”	“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Agent, the “Prime Rate” shall mean the rate of interest per annum announced by SVB as its prime rate in effect at its principal office in the State of California (such SVB announced Prime Rate not being intended to be the lowest rate of interest charged by SVB in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero percent (0.0%) per annum, such rate shall be deemed to be zero percent (0.0%) per annum for purposes of this Agreement.
13.2 – “Prime Rate Margin”	“Prime Rate Margin” is four percent (4.0%).
13.2 – “Term A Loan Availability Amount”	“Term A Loan Availability Amount” is an original principal amount equal to $25,000,000.00.
13.2 – “Term A Loan Draw Period”	“Term A Loan Draw Period” is the period commencing on the Effective Date and ending on December 31, 2022.
13.2 – “Term B Loan Availability Amount”	“Term B Loan Availability Amount” is an original principal amount equal to $7,500,000.00.
13.2 – “Term C Loan Availability Amount”	“Term C Loan Availability Amount” is an original principal amount equal to $7,500,000.00.
13.2 – “Term C Loan Draw Period”	“Term C Loan Draw Period” is the period commencing on the occurrence of the Third Tranche Availability Event and ending on August 31, 2023.
13.2 – “Term Loan Amortization Date”	“Term Loan Amortization Date” is January 1, 2024; provided, however, that if the Third Tranche Availability Event occurs on or prior to July 31, 2023 the Term Loan Amortization Date shall be January 1, 2025.
13.2 – “Term Loan Maturity Date”	“Term Loan Maturity Date” is December 1, 2025.

Schedule II

LENDERS AND COMMITMENTS

TERM A LOAN COMMITMENTS

Lender	Term A Loan Advance Commitment	Term A Loan Advance Commitment Percentage
Silicon Valley Bank	$18,750,000.00	75.0%
SVB Innovation Credit Fund VIII, L.P.	$6,250,000.00	25.0%
TOTAL	$25,000,000.00	100.0000%

TERM B LOAN COMMITMENTS

Lender	Term B Loan Advance Commitment	Term B Loan Advance Commitment Percentage
Silicon Valley Bank	$5,625,000.00	75.0%
SVB Innovation Credit Fund VIII, L.P.	$1,875,000.00	25.0%
TOTAL	$7,500,000.00	100.0000%

TERM C LOAN COMMITMENTS

Lender	Term C Loan Advance Commitment	Term C Loan Advance Commitment Percentage
Silicon Valley Bank	$5,625,000.00	75.0%
SVB Innovation Credit Fund VIII, L.P.	$1,875,000.00	25.0%
TOTAL	$7,500,000.00	100.0000%

EXHIBIT A

COMPLIANCE STATEMENT

Date:

TO:         SILICON VALLEY BANK, as Agent, SVB, and SVB Innovation Credit Fund VIII, L.P., as Lender

FROM:   LIQUIDIA CORPORATION, LIQUIDIA TECHNOLOGIES, INC. and LIQUIDIA PAH, LLC

Under the terms and conditions of the Amended and Restated Loan and Security Agreement among Borrower, Agent, and Lenders (as amended, modified, supplemented and/or restated from time to time, the “Agreement”), (Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Monthly financial statements	Monthly within 30 days	Yes No
Compliance Statement	Quarterly within 30 days prior to the Funding Date of the Term B Loan Advance/Monthly within 30 days on or After the Funding Date of the Term B Loan Advance	Yes No
10-K and unqualified opinion from auditor	FYE within 90 days	Yes No N/A
10-Q	Quarterly within 45 days (excluding the last quarter of each FY)	Yes No N/A
8-K and other SEC filings	Within 5 days after filing with SEC	Yes No
Board approved projections	Within 60 days following FYE, and within 10 days of amendments/updates	Yes No

Financial Covenants	Required	Actual	Complies

Maintain as indicated:
Minimum Cash (at all times; tested as of any date on or prior to the Funding Date of the Term B Loan Advance)	$_________*	$_________	Yes No N/A
Minimum Yutrepia Revenue (trailing six (6) month) (tested monthly; not tested prior to last day of the calendar quarter immediately after the calendar quarter in which the Funding Date of the Term B Loan Advance occurs)	$________**	$__________	Yes No N/A

* As set forth in Section 5.9(a) of the Agreement. Not tested on or after the Funding Date of the Term B Loan Advance.

** As set forth in Section 5.9(b) of the Agreement. Not tested for any Tested Month with respect to which Borrower maintained either the Minimum Cash Balance or the Minimum Market Capitalization, in either case at all times during the period commencing on the first day of such Tested Month through and including the date that is 30 days after the last day of such Tested Month.

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Compliance Statement.

The following are the exceptions with respect to the statements above: (If no exceptions exist, state “No exceptions to note.”)

1

Schedule 1 to Compliance Statement

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Agreement, the terms of the Agreement shall govern.

Dated:

I.	Minimum Cash (Section 5.9(a)) (at all times; tested as of any date prior to the Funding Date of the Term B Loan Advance)

Required: $___________*

Actual:

A.	Unrestricted and unencumbered cash in accounts at SVB	$

B.	Unrestricted and unencumbered cash in accounts at SVB’s Affiliates, so long as such accounts are subject to a Control Agreement in favor of Agent	$

C.	Line A plus line B	$

Is line C equal to or greater than $_________?

No, not in compliance	Yes, in compliance

*As set forth in Section 5.9(a).

II.	Minimum Yutrepia Revenue (5.9(b)) (tested monthly; not tested prior to last day of the calendar quarter immediately after the calendar quarter in which the Funding Date of the Term B Loan Advance occurs)

Required: __________ (see chart below)

Six (6) Month Period Ending On:	Yutrepia Revenue:
The last day of the last month of the calendar quarter ending immediately after the calendar quarter in which the Funding Date of the Term B Loan Advance occurs, and for the six (6) month periods ending on the last day of each of the two (2) months ending immediately thereafter	$6,742,000.00
The last day of the last month of the second (2nd) calendar quarter ending after the calendar quarter in which the Funding Date of the Term B Loan Advance occurs, and for the six (6) month periods ending on the last day of each of the two (2) months ending immediately thereafter	$23,737,000.00
The last day of the last month of the third (3rd) calendar quarter ending after the calendar quarter in which the Funding Date of the Term B Loan Advance occurs, and for the six (6) month periods ending on the last day of each of the two (2) months ending immediately thereafter	$46,162,000.00
The last day of the last month of the fourth (4th) calendar quarter ending after the calendar quarter in which the Funding Date of the Term B Loan Advance occurs, and for the six (6) month periods ending on the last day of each of the two (2) months ending immediately thereafter	$70,750,000.00
The last day of the last month of the fifth (5th) calendar quarter ending after the calendar quarter in which the Funding Date of the Term B Loan Advance occurs, and for the six (6) month periods ending on the last day of each of the two (2) months ending immediately thereafter	$90,000,000.00
The last day of the last month of the sixth (6th) calendar quarter ending after the calendar quarter in which the Funding Date of the Term B Loan Advance occurs, and for the six (6) month periods ending on the last day of each of the two (2) months ending immediately thereafter	$110,000,000.00
The last day of the last month of the seventh (7th) calendar quarter ending after the calendar quarter in which the Funding Date of the Term B Loan Advance occurs, and for the six (6) month periods ending on the last day of each of the two (2) months ending immediately thereafter	$130,000,000.00
The last day of the last month of the eighth (8th) calendar quarter ending after the calendar quarter in which the Funding Date of the Term B Loan Advance occurs, and for the six (6) month periods ending on the last day of each of the two (2) months ending immediately thereafter	$148,500,000.00

Actual:

A.	Revenue (calculated in accordance with GAAP) from the sale of Borrower’s Yutrepia product	$___________

Is line A equal to or greater than the amount set forth above?

__________  No, not in compliance                    _________ Yes, in compliance                    __________ N/A *

** Not tested for any Tested Month with respect to which Borrower maintained either the Minimum Cash Balance or the Minimum Market Capitalization, in either case at all times during the period commencing on the first day of such Tested Month through and including the date that is 30 days after the last day of such Tested Month.

EXHIBIT B

LOAN ADVANCE REQUEST FORM

Deadline for same day processing is Noon Eastern Time

Fax To:	Date: _____________________

Loan Payment:    LIQUIDIA CORPORATION, LIQUIDIA TECHNOLOGIES, INC. and LIQUIDIA PAH, LLC

From Account #________________________________                                                     To Account #__________________________________________

(Deposit Account #)                                                                                                                                        (Loan Account #)

Principal $____________________________________                                 and/or Interest $________________________________________

Authorized Signature:                                                                                                Phone Number:

Print Name/Title:

Loan Advance:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #		To Account #
	(Loan Account #)		(Deposit Account #)

Amount of Term Loan Advance $___________________________

All Borrower’s representations and warranties in the Amended and Restated Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
Print Name/Title:

 Outgoing Wire Request:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Deadline for same day processing is noon, Eastern Time

Beneficiary Name: _____________________________                             Amount of Wire: $

Beneficiary Bank: ______________________________                            Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:                                                       Beneficiary Bank Code (Swift, Sort, Chip, etc.):

                                                                                                                                       (For International Wire Only)

Intermediary Bank:                                                                                 Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature: ___________________________	2nd Signature (if required): _______________________________________
Print Name/Title: ______________________________	Print Name/Title: ______________________________________________
Telephone #: ______________________________	Telephone #: ______________________________________________

Exhibit C

Form of Disbursement Letter

[see attached]

DISBURSEMENT LETTER

[DATE]

The undersigned, being the duly elected and acting                    of LIQUIDIA CORPORATION, a Delaware corporation, LIQUIDIA TECHNOLOGIES, INC., a Delaware corporation, and LIQUIDIA PAH, LLC, a Delaware limited liability company, (jointly and severally, individually and collectively, “Borrower”), does hereby certify to (a) SILICON VALLEY BANK, a California corporation (“SVB”), in its capacity as administrative agent and collateral agent (“Agent”), (b) SILICON VALLEY BANK, a California corporation, as a lender, (c) SVB Innovation Credit Fund VIII, L.P., a Delaware limited partnership (“Innovation”), as a lender (SVB and Innovation and each of the other “Lenders” from time to time a party hereto are referred to herein collectively as the “Lenders” and each individually as a “Lender”) in connection with that certain Amended and Restated Loan and Security Agreement dated as of [_________], by and among Borrower, Agent and the Lenders from time to time party thereto (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1.       The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof; provided, that those representations and warranties expressly referring to a specific date were true and correct in all material respects as of such date.

2.       No event or condition has occurred and is continuing that would constitute an Event of Default under the Loan Agreement or any other Loan Document.

3.       Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4.       All conditions referred to in Section 3 of the Loan Agreement to the making of a Credit Extension to be made on or about the date hereof have been satisfied or waived by Agent.

5.       No Material Adverse Change has occurred.

6.       The undersigned is an Authorized Signer.

[Balance of Page Intentionally Left Blank]

1

7A.    The proceeds of the Term Loan Advance shall be disbursed as follows:

Disbursement from SVB:
Loan Amount	$_______________
Plus:
--Deposit Received	$__________

Less:
--Lender’s Legal Fees	($_________)*

Net Proceeds due from SVB:	$_______________

Disbursement from Innovation:
Loan Amount	$_______________
Plus:
--Deposit Received	$__________

Less:

Net Proceeds due from Innovation:	$_______________

Loan Amount	$_______________
Plus:
--Deposit Received	$__________

Less:

Net Proceeds due from Agent	$_____________

TOTAL [TERM LOAN ADVANCE] NET PROCEEDS FROM LENDERS	$_______________

7B. Funds from Borrower’s Designated Deposit Account shall be disbursed as follows:

SVB:
Term Loan Fees	$_______________
Lender’s Legal Fees	$_________________

Innovation: Designated Deposit

Account:_____________________
Term Loan Fees	$_______________
Funds due from Borrower (“Total Funds”)	$_______________

* Legal fees and costs are through the Effective Date. Post-closing legal fees and costs, payable after the Effective Date, to be invoiced and paid post-closing.

2

8A. The aggregate net proceeds of the [Term Loan Advance] shall be transferred to the Designated Deposit Account as follows:

Account Name:	____________________________________
Bank Name:	Silicon Valley Bank
Bank Address:	3003 Tasman Drive Santa Clara, California 95054
Account Number:	____________________________________
ABA Number:	____________________________________

8B. Borrower authorized SVB to debit the Total Funds from the Designated Deposit Account set forth below:

Account Name:	____________________________________
Bank Name:	Silicon Valley Bank
Bank Address:	3003 Tasman Drive Santa Clara, California 95054
Account Number:	____________________________________
ABA Number:	____________________________________

3

Dated as of the date first set forth above.

BORROWER:

LIQUIDIA CORPORATION

By
Name:
Title:

LIQUIDIA TECHNOLOGIES, INC.

By
Name:
Title:

LIQUIDIA PAH, LLC

By
Name:
Title:

LENDER:
SILICON VALLEY BANK

By
Name:
Title:

LENDER:

SVB Innovation Credit Fund VIII, L.P. By: SVB Innovation Credit Partners VIII, LLC, a Delaware limited liability company, its General Partner

By
Name:
Title: